                                                                    EXHIBIT 4(c)


                                 NOTE AGREEMENT

                           Dated as of April 25, 1989

                                  By and Among

                         AEJH 1989 LIMITED PARTNERSHIP,

                          ALEXANDER ENERGY CORPORATION

                                      And

                   JOHN HANCOCK MUTUAL LIFE INSURANCE COMPANY

                          10-1/2% Senior Secured Notes

                              TABLE OF CONTENTS


SECTION 1.    PURCHASE AND SALE OF NOTES..................................    1
      1.1     Issue of Notes..............................................    1
      1.2     The Closing.................................................    3
      1.3     Purchase for Investment.....................................    4
      1.4     Failure to Deliver..........................................    4
      1.5     Expenses....................................................    4
      1.6     Escrow Arrangements.........................................    5

SECTION 2.    WARRANTIES AND REPRESENTATIONS..............................   10
      2.1     Organization and Authority..................................   10
      2.2     Business....................................................   12
      2.3     Financial Statements........................................   12
      2.4     Full Disclosure.............................................   13
      2.5     Pending Litigation..........................................   14
      2.6     Title to Properties.........................................   14
      2.7     Compliance with Laws and Other Instruments..................   15
      2.8     No Defaults.................................................   15
      2.9     Governmental Consents; Offering of Notes....................   15
      2.10    Taxes.......................................................   16
      2.11    Use of Proceeds.............................................   16
      2.12    Insurance Coverage..........................................   17
      2.13    Brokers and Finders.........................................   17
      2.14    Restrictions on Company and Affiliates......................   17
      2.15    ERISA.......................................................   17
      2.16    Trading With the Enemy Act, Etc.; Holding Company;
                Investment Company........................................   18
      2.18    Trademarks, Patents, Etc. ..................................   19
      2.19    Equity Repurchase Obligations...............................   19
      2.20    Local Qualification and Taxes...............................   19
      2.21    Hazardous Materials.........................................   20

SECTION 3.    CLOSING CONDITIONS..........................................   20
      3.1     Your Conditions.............................................   20
      3.2     Company's Condition.........................................   22

SECTION 4.   PURCHASER'S SPECIAL RIGHTS...................................   22
      4.1    Direct Payment...............................................   22
      4.2    Delivery Expenses............................................   22
      4.3    Issue and Other Taxes........................................   23

SECTION 5.   REGISTRATION; SUBSTITUTION OF NOTES; INTEREST................   23
      5.1    Registration of Notes........................................   23
      5.2    Exchange of Notes............................................   23
      5.3    Replacement of Notes.........................................   24
      5.4    Interest.....................................................   24

SECTION 6.   COMPANY BUSINESS COVENANTS...................................   24
      6.1    Payment of Taxes and Claims..................................   24
      6.2    Maintenance of Properties and Existence......................   25

      6.3     Payment of Notes and Maintenance of Office..................   26
      6.4     Covenant to Secure Note.....................................   27
      6.5     Sale of Assets; Merger and Consolidation....................   27
      6.6     Liens and Encumbrances......................................   29
      6.7     Consolidated Debt...........................................   30
      6.8     Distributions and Investments...............................   30
      6.9     Guaranties..................................................   30
      6.10    ERISA Information and Compliance............................   31
      6.11    Transactions with Affiliates................................   33
      6.12    Sale or Discount of Receivables.............................   34
      6.13    Business....................................................   34
      6.14    Acquisition of Notes........................................   34
      6.15    Certain Registrations or Approvals..........................   34
      6.16    Oil and Gas Business and Properties.........................   34
      6.17    Indemnity With Respect to Certain Representations and
                Warranties................................................   35

SECTION 7.    INFORMATION AS TO COMPANY...................................   37
      7.1     Financial and Business Information..........................   37
      7.2     Officers' Certificates......................................   40
      7.3     Accountants' Certificate....................................   41
      7.4     Inspection..................................................   41

SECTION 8.    PREPAYMENT OF NOTES.........................................   42
      8.1     Required Prepayments........................................   42
      8.2     Additional Required Prepayments; Additional Security........   42
      8.3     No Prepayment or Call.......................................   43

SECTION 9.    EVENTS OF DEFAULT...........................................   43
      9.1     Nature of Events............................................   43
      9.2     Default Remedies............................................   46
      9.3     Annulment of Acceleration of Notes..........................   48
      9.4     Recourse and Non-Recourse Matters...........................   48

SECTION 10.   INTERPRETATION OF THIS AGREEMENT............................   49
     10.1     Terms Defined...............................................   49
     10.2     Accounting Principles.......................................   59
     10.3     Directly or Indirectly......................................   59
     10.4     Governing Law...............................................   59
     10.5     References..................................................   60

SECTION 11.   MISCELLANEOUS...............................................   60
     11.1     Notices.....................................................   60
     11.2     Survival....................................................   60
     11.3     Successors and Assigns......................................   60
     11.4     Amendment and Waiver........................................   61
     11.5     Knowledge...................................................   62
     11.6     Multiple Counterparts.......................................   62

                                DEFINED TERMS
                                -------------

1993 Act..............................................................   4, 59
Affiliate.............................................................      49
Agreement.............................................................       1
Alexander Contract Operating Agreement................................   9, 21
Assignments...........................................................      21
Business Day..........................................................      49
Capitalized Lease Obligations.........................................      49
Chattel Paper.........................................................      49
Closing...............................................................   3, 49
Closing Date..........................................................   3, 49
Code..................................................................      49
Collateral............................................................       2
Company...............................................................       1
Consolidated Debt.....................................................      49
Consolidated Net Income...............................................      50
Contract Operating Agreements.........................................      51
Contracts.............................................................      51
Control...............................................................      49
Default...............................................................      51
Distribution..........................................................      51
ERISA.................................................................      51
ERISA Affiliate.......................................................      52
ERISA Event...........................................................      52
Escrow Agreement......................................................       5
Escrow Properties.....................................................       6
Event of Default......................................................  43, 52
Financing Statements..................................................       4
First Lien Collateral.................................................      52
General Escrow Note...................................................       5
General Escrow Properties.............................................       6
General Partner.......................................................   1, 11
Governmental Authorities..............................................      52
Guaranty..............................................................  30, 52
Hazardous Materials...................................................      52
Hazardous Materials Claims............................................      53
Hazardous Materials Laws..............................................      53
Indebtedness..........................................................      53
Industrial revenue bonds..............................................      49
Institutional Holder..................................................      53
Investments...........................................................      58
Joint Ventures........................................................      54
Legal Requirements....................................................      54
Lender Account........................................................       7
Lien..................................................................      54
Margin security.......................................................      16
Maximum Lawful Rate...................................................       1
Minerals..............................................................      54
Mortgages.............................................................       3
Multiemployer Plan....................................................      54
Net Proceeds..........................................................      55
Net Revenue Interest..................................................  14, 36

Net Worth............................................................       55
Non-Recourse Matters.................................................       55
Note Agreement.......................................................        1
Notes................................................................    1, 55
NRI..................................................................   14, 36
Officers' Certificate ...............................................       55
Oil and Gas Properties...............................................     3, 6
Partnership..........................................................       55
PBGC.................................................................       56
Permits..............................................................       56
Permitted Liens......................................................   29, 56
Person...............................................................       56
Plan.................................................................       56
Pollution control bonds..............................................       49
Present Value of Estimated Future Net Revenues.......................       56
Primary obligor......................................................       30
Property or Properties...............................................       56
Purchase Agreement...................................................       16
Purchaser Account....................................................        7
Receivables..........................................................       57
Recourse Matters.....................................................       57
References...........................................................       60
Registered Notes.....................................................    2, 57
Release..............................................................        7
Release Date.........................................................        7
Restricted Investments...............................................       58
Security.............................................................       58
Senior Secured Debt..................................................       42
Stevens Escrow Note..................................................        6
Stevens Escrow Properties............................................        6
Subject Interests....................................................        3
Subordinated Debt....................................................       58
Subsidiary...........................................................       58
Substantial Part.....................................................       58
Surviving entity.....................................................       28
Valuation Date.......................................................       35
Voting Stock.........................................................       59
Wholly-Owned Subsidiary..............................................       59
WI...................................................................   14, 36
Working Interest.....................................................   14, 36
Zilkha...............................................................    5, 16
Zilkha Account.......................................................        7
Zilkha Contract Operating Agreement..................................    9, 21

                                   EXHIBITS


Exhibit 1.1(vi)..................................   Registered Notes
Exhibit 1.1(vii).................................   Collateral
Exhibit 1.2(ii)-1................................   Form of Mortgage, Deed of
                                                    Trust, Assignment of
                                                    Proceeds, Security Agreement
                                                    and Financing Statement
Exhibit 1.2(ii)-2................................   Oil and Gas Properties
Exhibit 1.6(a)...................................   Form of Escrow Agreement
Exhibit 1.6(a)(i)-1..............................   General Escrow Properties
Exhibit 1.6(a)(i)-2..............................   Stevens Escrow Properties
Exhibit 2.1(a)-1.................................   Limited Partnership
                                                    Interests of Company
Exhibit 2.5......................................   Pending Litigation
Exhibit 2.12.....................................   Insurance Coverage
Exhibit 2.14.....................................   Restrictions Against
                                                    Consolidated Debt
Exhibit 2.19.....................................   Equity Repurchase
                                                    Obligations
Exhibit 3.1(a)...................................   Opinion of McAfee & Taft
Exhibit 3.1(h)(i)................................   Form of Assignment, Bill
                                                    of Sale and Conveyance
Exhibit 3.1(h)(ii)...............................   Form of Alexander Contract
                                                    Operating Agreement
Exhibit 3.1(h)(iii)..............................   Form of Zilkha Contract
                                                    Operating Agreement
Exhibit 4.1......................................   Schedule of Information
                                                    for Payments and Notices

                           AEJH 1989 LIMITED PARTNERSHIP
                           ____________________________

                                 $2,185,276.30
                           ____________________________

              10-1/2% Senior Secured Notes due December 31, 1999

                                      Dated as of April 25, 1989

John Hancock Mutual Life
  Insurance Company
Bond and Corporate Finance
  Department, T-57
John Hancock Place
200 Clarendon Street
Boston, Massachusetts 02117

         Attention:  William A. Kinsley

Dear Sirs:

         AEJH 1989 Limited Partnership (the "Company"), a Delaware limited partnership, and its general partner, Alexander Energy Corporation, an Oklahoma corporation (the "General Partner"), hereby agree with you as follows (this letter agreement being entitled the "Note Agreement" and sometimes referred to herein as this "Agreement" and certain terms being defined in Section 10.1 or elsewhere herein):

SECTION 1.  PURCHASE AND SALE OF NOTES

         1.1 Issue of Notes. Subject to the provisions of Section 1.6, the Company will duly authorize the issue of TWO MILLION ONE HUNDRED EIGHTY-FIVE THOUSAND TWO HUNDRED SEVENTY-SIX AND 30/100 ($2,185,276.30) in aggregate principal amount of its 10-1/2% Senior Secured Notes due December 31, 1999 (the "Notes"). Each Note (i) will be in the amount of at least the lesser of $500,000 or the remaining outstanding principal amount of any Note or Notes being surrendered in exchange for the Note in question pursuant to Section 5.2 (except for any Notes issued pursuant to Section 1.6, which shall be in the amount or amounts provided for therein), (ii) will bear interest on the unpaid principal balance thereof from the date of the Note at the lesser of the rate of 10-1/2% per annum or the maximum rate of interest that may be lawfully contracted for, charged, taken, reserved, or received by you from the Company in connection with this Agreement under applicable law (the "Maximum Lawful Rate"), (iii) will require monthly payments of accrued interest in arrears on the first Business Day of each calendar month, commencing June 1, 1989, until the principal amount thereof shall be paid, with the final interest payment being due and payable upon maturity of the Notes, (iv) will bear interest on any overdue principal (including any overdue prepayment of principal) and (to the extent permitted by applicable law) on any overdue installment of interest, at the lesser of (a) the greater (determined on a daily basis) of (1) the rate of 12-1/2% per annum and (2) the rate per annum that The Chase Manhattan Bank, N.A. announces publicly from time to time as its "prime" rate of interest or successor rate, and (b) the Maximum Lawful Rate, (v) will be subject to certain required prepayments of principal, but will not otherwise be prepayable, and will mature on December 31, 1999, (vi) will be substantially in the form set out in Exhibit
1.1 (vi) (herein sometimes called the "Registered Notes") to this Agreement, and
(vii) will be secured by the collateral described in Exhibit 1.1 (vii) hereto (the "Collateral"). It is expressly stipulated and agreed to be the intention of the Company and you to comply at all times with applicable laws governing the maximum rate or amount of interest payable on or in connection with the Notes. Accordingly, if any of the transactions contemplated hereby would be usurious under applicable law now or hereafter governing the interest payable hereunder (including applicable United States federal law or applicable state law, to the extent not preempted by United States federal law), then, in that event, notwithstanding anything to the contrary in this Note Agreement or any other agreement entered into in connection with or as security for any Note, it is agreed as follows: (x) the aggregate of all consideration that constitutes interest under applicable law that is contracted for, charged, taken, reserved, or received under such Note or under any of the other aforesaid agreements or otherwise in connection with such Note under no circumstances shall exceed the maximum amount of interest allowed by applicable law, and any excess shall be credited on such Note by the holder thereof (or if such Note shall have been paid in full, refunded to the Company); and (y) in the event that maturity of such Note is accelerated by reason of an election by the holder thereof resulting from any default hereunder or otherwise, or in the event of any required or permitted prepayment or conversion, then such consideration that constitutes interest may never include more than the maximum amount allowed by applicable law, and excess interest, if any, provided for in such Note or otherwise shall be cancelled automatically as of the date of such acceleration or prepayment and, if theretofore prepaid, shall be credited on such Note (or if such Note shall have been paid in full, refunded to the Company), and the provisions of such Note, such Note Agreement and any other agreements entered into in connection with or as security for such Note shall immediately be deemed reformed and the amounts thereafter collectible hereunder and thereunder reduced accordingly, without the necessity of the execution of any new document, so as to comply with the then applicable law. Determination of the rate of interest for purposes of determining whether this transaction is usurious under any applicable laws, to the full extent permitted by applicable law, shall be made by amortizing, prorating, allocating, and spreading throughout the full stated term hereof until payments in full, all sums at any time contracted for, charged, taken, reserved, or received from the Company for the use, forbearance, or detention of money in connection herewith.

         1.2 The Closing. Subject to the terms and conditions hereof and on the basis of the representations and warranties hereinafter set forth, the Company hereby agrees to issue and sell to you, and you hereby agree to purchase from the Company, in accordance with the provisions of this Agreement, up to the aggregate principal amount of the Notes at a price of 100% of the principal amount of the Notes. The closing of your purchase (the "Closing") shall be held at 2:00 p.m. Boston time on April 25, 1989 ("Closing Date") at your offices in Boston, Massachusetts. Subject to the provisions of Section 1.6, at the Closing the Company will duly execute and deliver to you, against payment by check or bank wire transfer (to an account in Massachusetts designated in writing to you by the Company no later than twenty-four hours prior to the Closing) in immediately available funds, (i) a single Note in the principal amount of $2,052,122.50, dated the Closing Date and payable to you, and (ii) a Mortgage, Deed of Trust, Assignment of Proceeds, Security Agreement and Financing Statement substantially in the form of Exhibit 1.2(ii)-1 hereto as to each of the oil, gas and mineral interests, leases, estates and other Properties (or portions thereof or interests therein) described in Exhibit 1.2(ii)-2 hereto (collectively, the "Oil and Gas Properties") (collectively, the "Mortgages") to the extent of the rights, titles, interests and claims of the Company therein and in the unitization and pooling agreements applicable thereto and the units created thereby (such rights, titles, interests and claims of the Company being herein referred to as the "Subject Interests"), regardless of whether such rights, titles, interests or claims be under or by virtue of fee mineral or surface interests, royalty interests, overriding royalty interests, net profits interests, production payments and similar interests, leases, subleases, farmout agreements or other participation agreements of any kind, unitization or pooling agreements, unitization or pooling orders, operating agreements, division orders, transfer orders or any other type of contract, conveyance or instrument or under any other type of title, legal or equitable, recorded or unrecorded, even though the Company's Subject Interest be incorrectly or incompletely described in Exhibit 1.2(ii)-2, all as the same shall be enlarged by the discharge of any payments out of production, by the removal of any charges or encumbrances to which any of the same are or become subject, or by the entering into of non-consent operations, together with the related financing statements ("Financing Statements"), the Mortgages and Financing Statements being in form and number of original counterparts suitable for recordation in the appropriate public records where each Oil and Gas Property is located.

         1.3     Purchase for Investment.

                 (a) You represent to the Company that you are acquiring the Notes for your own account for the purpose of investment and not with a view to the resale or distribution thereof; provided, however, that the disposition of your property shall at all times be within your control. It is understood that, in making the representations set out in Sections 2.7 and 2.9, the Company is relying, to the extent applicable, upon your representation in this Section 1.3(a).

                 (b) You agree that you will not sell or otherwise dispose of any Note in the absence of (i) registration under the Securities Act of 1933, as amended (the "1933 Act") or any applicable state securities laws, or (ii) an opinion acceptable in form to the Company from counsel reasonably satisfactory to the Company (it being understood that counsel on your in-house legal staff is satisfactory counsel), or an opinion of counsel to the Company, to the effect that no registration is required for such disposition, or (iii) as to the 1933 Act, a "no-action" letter from the staff of the Securities and Exchange Commission to the effect that such staff will not recommend any action to such commission if such a disposition takes place without registration.

         1.4 Failure to Deliver. Subject to Section 1.6, if at the Closing the Company fails to tender to you the Notes to be purchased by you or the Mortgages or the Financing Statements or if the conditions specified in Section
3.1 have not been fulfilled, you thereupon may elect to be relieved of all further obligations under this Agreement. Nothing in this Section shall operate to relieve the Company from any of its obligations hereunder or to waive any of your rights against the Company.

         1.5 Expenses. Regardless of whether the Notes are sold, except as otherwise specifically provided in this Agreement or the documents delivered at the Closing, the Company will pay all expenses relating to this Agreement, including, without limitation, the following:

                 (a) the cost of reproducing this Agreement, the Notes, the Mortgages, the Financing Statements, the Purchase Agreement, the Contract Operating Agreements, the Escrow Agreement, and the other documents contemplated hereby and thereby, and the cost of filing any of same (if applicable) in appropriate public records,

                 (b) the reasonable fees and disbursements of all of your special counsel and special local counsel as well as the Company's counsel and special title counsel,

                 (c)      your reasonable out-of-pocket expenses,

                 (d) all expenses relating to any amendments, waivers or consents pursuant to the provisions of this Agreement, the Notes, the Mortgages, the Financing Statements, and the other documents contemplated hereby and thereby,

                 (e) all expenses relating to the enforcement of your rights under this Agreement, the Notes, the Mortgages, the Financing Statements, and the other documents and transactions contemplated hereby and thereby, and

                 (f) all expenses relating to the Escrow Agreement and the transactions contemplated thereby, including without limitation, the fees and expenses of the Escrow Agent, and the reasonable fees and disbursements of all of your special counsel and special local counsel as well as the Company's counsel and special title counsel incurred in connection with the transactions contemplated by the Escrow Agreement.

The obligations of the Company under this Section 1.5 shall survive the payment or prepayment, if any, of the Notes and the termination of this Agreement.

         1.6     Escrow Arrangements.

                 (a) In addition to the transactions described in and deliveries required pursuant to Section 1.2, it is understood and agreed that, at the Closing, you, the Company and the General Partner shall enter into with Zilkha Energy Company, a Delaware corporation ("Zilkha"), an Escrow Agreement substantially in the form of Exhibit 1.6(a) hereto (the "Escrow Agreement"), and the General Partner, the Company and you shall perform or cause to be performed each of the transactions provided therein to be performed by or caused to be performed by the General Partner, the Company or you, respectively, at or prior to Closing, including but not limited to the following:

                          (i) The Company will duly execute and deliver to the Escrow Agent two Notes in the principal amount of $75,123.79 (the "General Escrow Note") with respect to the Escrow Properties identified on

                 Exhibit 1.6(a)(i)-1 (the "General Escrow Properties") and $58,030.00 (the "Stevens Escrow Note") with respect to the Escrow Properties identified on Exhibit 1.6(a)(i)-2 (the "Stevens Escrow Properties"), respectively, dated the Closing Date and payable to you,

                          (ii) The Company will duly execute and deliver to the Escrow Agent a Mortgage and a Financing Statement as to each of the General Escrow Properties and the Stevens Escrow Properties (collectively, the "Escrow Properties") such Mortgages and Financing Statements being in form and number of original counterparts suitable for recordation in the appropriate public records where each Escrow Property is located,

                          (iii) The General Partner will pay to the Escrow Agent by bank wire transfer in immediately available funds the amount of $28,532.95, and you shall pay to the Escrow Agent by bank wire transfer in immediately available funds the amount of $133,153.80 as lender, to be held subject to and in accordance with the terms of the Escrow Agreement. Nothing contained in this Section 1.6(a) is intended to or shall be deemed to obligate any of the General Partner, the Company or you to perform any of the foregoing in the event of the failure of any other party to the Escrow Agreement to perform any of its obligations thereunder.

                 (b) Anything to the contrary contained elsewhere in this Agreement notwithstanding, but except for references to such term contained in this Section 1.6 or in Exhibits 1.6(a)(i)-1 or 1.6(a)(i)-2, the term "Oil and Gas Properties" shall be deemed not to include any Escrow Property unless and until an Assignment executed and delivered by Zilkha to the Escrow Agent at the Closing and covering such Escrow Property is released and delivered to the Company as provided therein. Upon such delivery, the Escrow Properties affected by each such Assignment shall be deemed to be included in the Oil and Gas Properties for all purposes hereunder effective as of the Closing Date, and the release and delivery to you by the Escrow Agent of the Mortgages and the Financing Statements with respect to such Escrow Properties shall, and shall be deemed to, constitute delivery of such Mortgages and Financing Statements from the Company to you, effective as of the Closing Date.

                 (c) Upon release and delivery by the Escrow Agent to the Company of Assignments, and to you of Mortgages and Financing Statements, affecting any Escrow

         Properties, the release of funds out of the account maintained by the Escrow Agent on behalf of you as lender pursuant to the Escrow Agreement (the "Lender AcCount") by the Escrow Agent to the account maintained by the Escrow Agent on behalf of the Company pursuant to the Escrow Agreement (the "Purchaser Account") or, on behalf of the Company, to the account maintained by the Escrow Agent on behalf of Zilkha (the "Zilkha Account") with respect to such Escrow Properties shall, to the extent of the funds so released, be deemed to constitute payment by you to the Company of the purchase price for the General Escrow Note (in the case of the General Escrow Properties) and/or the Stevens Escrow Note (in the case of the Stevens Escrow Properties) released and delivered by the Escrow Agent to you with respect to such Escrow Properties, and upon receiving any such Note or Notes you shall surrender such Note or Notes, to the Company in exchange for a single
         Note in the aggregate principal amount outstanding under all of the Notes so surrendered, which exchange shall take place on the Release Date (as defined below); provided, however, that for purposes of calculating the aggregate outstanding principal thereunder, to the extent that any amounts deposited by you at Closing into the Lender Account remain in the Lender Account under the Escrow Agreement or are released and refunded to you, the amount of such funds so retained or refunded shall be considered not to have been advanced and therefore shall not constitute outstanding principal. Simultaneously with such exchange, the Company shall execute and deliver to the Escrow Agent a single Note in the principal amount of the amount remaining in the Lender Account with respect the General Escrow Properties (if the Properties released were General Escrow Properties) and a single Note in the principal amount of the amount remaining in the Lender Account with respect to the Stevens Escrow Properties (if the Properties released were Stevens Escrow Properties) remaining under the Escrow Agreement, dated the Closing Date and payable to you, to be held by the Escrow Agent in accordance with the terms of the Escrow Agreement. The date of any such release of Escrow Properties, funds and related documents (the "Release", whether one or more) is herein referred to as the "Release Date" (whether one or more).

                 (d) Anything to the contrary contained herein or in the Escrow Agreement notwithstanding, but subject to Section 1.6(e) below, the General Partner and the Company hereby agree that they shall not execute or deliver any Release Notice (as that term is defined in the Escrow Agreement) unless and until the following conditions precedent have been met:

                          (i) Opinions of Counsel. You shall have received from McAfee & Taft, counsel for the Company, and from Vinson & Elkins, your special counsel, and Sullivan & Worcester, your special Massachusetts counsel, and Richards, Layton & Finger, your special Delaware counsel, opinions dated as of the Release Date in question to the effect of the opinions furnished by them on the Closing Date.

                          (ii) Warranties and Representations True as of Closing Date. The warranties and representations contained herein or in any exhibit, certificate, or document delivered pursuant hereto shall be true and complete in all material respects on the Release Date in question with the same effect as though made on and as of the Release Date in question, subject to any change hereafter because of any action required by this Agreement and subject to any waiver by you in writing of any such representation or warranty.

                          (iii) Compliance with Business Covenants. Neither the Company nor the General Partner shall be taking any action or permitting any condition to exist that would be prohibited by Section 6.

                          (iv) Compliance with this Agreement. The Company and the General Partner shall have performed and complied with all agreements and conditions on its respective part required to be performed or complied with by the Company or the General Partner, as the case may be, pursuant to this Agreement and the Mortgages before or at the Release in question.

                          (v) No Material Adverse Changes. No event shall have occurred and no condition shall exist that has or might result in a material and adverse change in the Properties, business, prospects, profits, or condition (financial or otherwise) of the Company or the General Partner, or the ability of the Company to perform its obligations under this Agreement, the Note, the Mortgages, the Contract Operating Agreements and the Escrow Agreement, and any other agreement entered into in connection herewith, or the ability of the General Partner to perform its obligations under this Agreement, the Company's Agreement of Limited Partnership, the Contract Operating Agreements and the Escrow Agreement.

                          (vi) Officers' Certificate. You shall have received an Officers' Certificate dated the Release

                 Date in question certifying that the conditions specified in
                 Section 1.6(d) (ii) through (v) have been fulfilled.

                          (vii) Legality. The Notes, as secured by the Liens created pursuant to the Mortgages and the Financing Statements, and your interest as a limited partner in the Company shall qualify immediately after the Release Date in question as a legal investment for insurance companies under chapter 175, section 63 of the Massachusetts General Laws, and you shall have received such evidence as you may reasonably request to establish compliance with this condition.

                          (viii) Certain Documents. You shall have received from the Company evidence satisfactory to you of the complete execution and delivery:

                                  (a)      by Zilkha to the Escrow Agent of an
                          Assignment, Bill of Sale and Conveyance substantially in the form of Exhibit 3.1(h)(i) hereto as to each of the Escrow Properties to be released to the Company,

                                  (b)      by the General Partner and the
                          Company of a Contract Operating Agreement substantially in the form of Exhibit 3.1(h)(ii) hereto (the "Alexander Contract Operating Agreement") with respect to those of the Escrow Properties identified in said Exhibit 3.1(h)(ii),

                                  (c)      by Zilkha, the General Partner and
                          the Company of a Contract Operating Agreement substantially in the form of Exhibit 3.1(h)(ii) hereto (the "Zilkha Contract Operating Agreement") with respect to those of the Escrow Properties identified in said Exhibit 3.1(h)(iii),

                                  (d)      the transactions provided in the
                          Escrow Agreement to take place at or prior to the Release shall have been completed in all respects.

                          (ix) Proceedings Satisfactory. All proceedings taken in connection with the issuance and sale of the Notes and your interest as a limited partner in the Company and the other transactions contemplated hereby and all documents and papers relating thereto shall be satisfactory to you and your special counsel. You and your special counsel shall have received copies of such closing documents as you or they may reasonably request in connection therewith, all in form and substance satisfactory to you and your special counsel.

                 (e) The provisions of Section 1.6(d) notwithstanding, as long as the requirements of Section 1.6(d) have not been satisfied with respect to any Escrow Properties proposed to be released, then the General Partner and the Company shall not deliver any notice providing for, and shall not cause, the Company to, acquire such Escrow Properties, although the Company may, subject to the terms of its Agreement of Limited Partnership and the Escrow Agreement, elect to acquire such Escrow Properties using its own funds and not those held in the Lender Account, or the General Partner may elect to acquire such Escrow Properties in its own name, provided in each case that the funds being held in the Lender Account with respect to such Escrow Properties shall be returned to you upon the release of Assignments with respect to such Escrow Properties to the Company or the General Partner.

SECTION 2. WARRANTIES AND REPRESENTATIONS

         The Company and the General Partner warrant and represent to you, as of the date of this Agreement and again as of the Closing Date, that:

         2.1     Organization and Authority.

                 (a) The Company is a limited partnership duly organized, validly existing, and in good standing under the laws of the State of Delaware and has all requisite power and authority and all necessary Permits to own and operate its Properties now owned or to be acquired pursuant to the Purchase Agreement and to conduct its business as such business is now and has heretofore been conducted and as presently proposed to be conducted. The Company is duly qualified, authorized to do business, and in good standing as a foreign limited partnership in each jurisdiction where the character of its Properties now owned or to be acquired pursuant to the Purchase Agreement or the nature of its activities now and as presently proposed to be conducted makes such qualification necessary, including, without limitation, the States of Oklahoma and Texas. All of the outstanding limited partnership interests of the Company are validly issued, were issued in compliance with applicable securities laws, and are owned beneficially and of record as shown in Exhibit 2.1(a)-1. The Company heretofore has delivered to you true and complete copies of the Company's Agreement of Limited

         Partnership, including, without limitation, all amendments thereto. The Company's sole general partner is Alexander Energy Corporation, a corporation duly organized, validly existing, and in good standing under the laws of the State of Oklahoma, which has all requisite power and authority and all necessary Permits to own and operate its Properties and to conduct its business as such business is now and has heretofore been conducted and as presently proposed to be conducted. The General Partner is duly qualified, authorized to do business, and in good standing as a foreign corporation in each jurisdiction where the character of its Properties or the nature of its activities makes such qualification necessary, including, without limitation, the State of Texas. The Company heretofore has delivered to you true and complete copies of the General Partner's articles of incorporation and bylaws, including, without limitation, all amendments thereto.

                 (b) The Company has no Subsidiaries, and is not a partner in any Partnerships or a party to any Joint Venture, and has no equity interest in any Person.

                 (c) The Company has all necessary limited partnership power and authority to enter into, execute and deliver this Agreement, the Notes, the Mortgages, the Financing Statements, the Contract Operating Agreements and the Escrow Agreement, and to perform all of the obligations to be performed by it hereunder and thereunder. The General Partner has all necessary corporate power and authority to enter into, execute and deliver as General Partner of the Company this Agreement, the Company's Agreement of Limited Partnership, the Notes, the Mortgages, the Financing Statements, the Contract Operating Agreements and the Escrow Agreement. The General Partner has all necessary corporate power and authority to enter into, execute and deliver on its own behalf this Agreement, the Company's Agreement of Limited Partnership, the Escrow Agreement and the Contract Operating Agreements. The execution, delivery, and performance of this Agreement, the Company's Agreement of Limited Partnership, the Notes, the Mortgages, the Financing Statements, the Contract Operating Agreements and the Escrow Agreement have been duly authorized by all requisite action on the part of the partners of the Company and the officers, directors, and security holders of the General Partner. This Agreement constitutes, and each of the Notes, the Mortgages, the Contract Operating Agreements and the Escrow Agreement when executed, delivered, and (if applicable) paid for in accordance with the terms of this Agreement, will constitute, a valid and binding obligation of the Company, enforceable in accordance with its terms. This Agreement constitutes, and the

         Company's Agreement of Limited Partnership, the Escrow Agreement and the Contract operating Agreements when executed, delivered, and (if applicable) paid for in accordance with the terms of this Agreement, will constitute, a valid and binding obligation of the General Partner in its own behalf, enforceable in accordance with its terms.

         2.2 Business. The Company was organized in 1989 and is engaged exclusively in the development of, and production of oil and gas and related hydrocarbons from, the Property to be acquired pursuant to the Purchase Agreement, and the acquisition, disposition, and operation through others on its behalf of real and personal property in connection therewith, and from time to time also may engage in any or all other activities necessary or desirable and relating to such business including, without limitation, the treatment, transportation, and marketing of oil and gas and related hydrocarbons or products derived therefrom.

         2.3 Financial Statements. The Company heretofore has delivered to you the following financial statements: (i) the unaudited pro forma balance sheet of the Company dated as of the date of this Agreement, reflecting consummation of the transactions contemplated by the Purchase Agreement and this Agreement, (ii) the audited consolidated balance sheets of the General Partner, the General Partner's partnerships and Joint Ventures, as applicable, and the General Partner's Subsidiaries as of March 31, 1986, 1987 and 1988, and the related consolidated statements of operations, changes in shareholders' equity, and changes in financial position for the years ended March 31, 1986, 1987 and 1988, together with the notes thereto, as certified by Arthur Young & Co., Certified Public Accountants, and (iii) the unaudited consolidated balance sheet of the General Partner and its Subsidiaries as of December 31, 1988, and the related consolidated statements of operations, changes in shareholders' equity, and changes in financial position for the nine-month period ended December 31, 1988. Such financial statements described in clauses
(ii) and (iii) include the accounts of the General Partner and its Subsidiaries and their share of the assets, liabilities and operations of the General Partner's Partnerships and Joint Ventures. All such financial statements present fairly, in accordance with generally accepted accounting principles (applied on a consistent basis except as disclosed in the notes thereto), the financial position of the Company and the consolidated financial position and consolidated results of operations of the General Partner and its Subsidiaries as of the dates and for the periods therein set forth. As of the date of the balance sheets included in the most recent unaudited consolidated financial statements of the Company and the General Partner delivered to you, which are dated as of the date of this Agreement and December 31, 1988, respectively, none of the Company, the General Partner or the Subsidiaries, Partnerships, and Joint Ventures of the General Partner had any debts, liabilities or obligations, whether absolute, accrued, contingent, or otherwise, that are not fully reflected in such balance sheets or the notes thereto other than those that, in any one case or in the aggregate, would not have a material and adverse effect on the business, assets, liabilities, condition (financial or otherwise), affairs, operations, or prospects of the Company or the General Partner or such Subsidiary, Partnership or Joint Venture of the General Partner, or the ability of the Company to perform its obligations under this Agreement, the Notes, the Mortgages, the Contract Operating Agreements and the Escrow Agreement and any other agreement entered into in connection therewith, as of such date, or the ability of the General Partner to perform its obligations under this Agreement, the Company's Agreement of Limited Partnership, the Escrow Agreement and the Contract Operating Agreements or any other agreement entered into in connection therewith, as of such date. Since December 31, 1988, there has not been any material and adverse change in the financial condition, results of operations, business or prospects of the General Partner or any Subsidiary, Partnership or Joint Venture of the General Partner, and there has been no occurrence or other event or condition that might reasonably be expected to result in such material and adverse change after the date hereof.

         2.4 Full Disclosure. None of the financial statements referred to in Section 2.3, and neither this Agreement nor any writing furnished by or on behalf of the Company or the General Partner to you pursuant to or in connection with this Agreement or the negotiation of the issuance of the Notes contains any untrue statement of a material fact or omits a material fact necessary to make the statements contained therein or herein not misleading in light of the circumstances under which they are made; provided, however, that in the case of projections (if any) prepared jointly by the Company and you, the Company represents and warrants only the factual information serving as a basis for such projections and not the assumptions therein. To the knowledge of the Company and the General Partner, there is no fact or circumstance that the Company has not disclosed to you in writing and that, in its judgment, materially and adversely affects, or threatens in the future materially and adversely to affect, the business, Properties, liabilities, condition (financial or otherwise), affairs, operations, or prospects of the Company or the General Partner, or the ability of the Company to perform its obligations under this Agreement, the Notes, the Mortgages, the Contract Operating Agreements and the Escrow Agreement and any other agreement entered into in connection herewith, or the ability of the General Partner to perform its obligations under this Agreement, the Company's Agreement of Limited Partnership, the Escrow Agreement and the Contract Operating Agreements, in each case other than economic trends or proposed legislation affecting the oil and gas industry generally.

         2.5 Pending Litigation. Except as set forth in Exhibit 2.5, there is no action, suit, proceeding, arbitration, or investigation pending or, to the best knowledge of the Company or the General Partner, threatened against the Company or the General Partner, or involving any of their assets, or against any employee, officer, director, stockholder, or partner thereof in his capacity as such or relating to his activities with the Company or the General Partner, that might result in any material and adverse change in the Properties, business, prospects, profits, or condition (financial or otherwise) of the Company or the General Partner, or the ability of the Company to perform its obligations under this Agreement, the Notes, the Mortgages, the Contract Operating Agreements and the Escrow Agreement and any other agreement entered into in connection herewith or the ability of the General Partner to perform its obligations under this Agreement, the Company's Agreement of Limited Partnership, the Escrow Agreement and the Contract Operating Agreements. Except as set forth in Exhibit 2.5, based upon the knowledge of the officers and directors of the General Partner after due investigation, none of the Company or the General Partner is aware of any fact that might result in or form the basis for any such action, suit, proceeding, arbitration, or investigation, or of any action, suit, proceeding, arbitration or investigation affecting the Properties to be acquired pursuant to the Purchase Agreement. The Company is not in default with respect to any Legal Requirement.

         2.6 Title to Properties. The Company has good and defensible title to all Properties used or held for use in its business (other than to non-producing oil and gas properties, with respect to which the Company has made such examinations of title, and is satisfied it has such title, as conforms to best industry practice for such types of properties), and shall have, upon consummation of the transactions contemplated by the Purchase Agreement described in Section 2.11, good and defensible title to the Oil and Gas Properties that (x) entitles the Company to receive from its record title ownership of each such Oil and Gas Property not less than the interest shown as the "Net Revenue Interest" or "NRI" therefor shown on Exhibit 1.2(ii)-2 of all Minerals produced, saved and marketed from such Oil and Gas Properties without reduction, suspension or termination throughout the productive life of such Oil and Gas Properties, (y) obligates the Company to bear a percentage of the costs and expenses relating to operations on and the maintenance and development of such Oil and Gas Properties and wells associated therewith not greater than the interest shown as the "Working Interest" or "WI" for each such Oil and Gas

Property in Exhibit 1.2(ii)-2 without increase throughout the productive life of such producing Property, and (z) is otherwise free and clear of all Liens other than Permitted Liens.

         2.7 Compliance with Laws and Other Instruments. The business and operations of the Company have been and are being conducted in accordance with all Legal Requirements to which it is subject, and the Company has not failed to obtain any Permits, the failure to comply with or obtain which, either singly or in the aggregate, would have a material and adverse effect upon the Properties, business, prospects, profits, or condition (financial or otherwise) of the Company. The execution, delivery, and performance by the Company of any of the provisions of this Agreement, the Notes, the Mortgages, the Financing Statements, the Contract Operating Agreements and the Escrow Agreement, or by the General Partner of any of the provisions of this Agreement, the Company's Agreement of Limited Partnership, the Escrow Agreement and the Contract Operating Agreements with or without the giving of notice or the passage of time or both, will not violate any Legal Requirements to which the Company or the General Partner is subject, or any provision of the Company's Agreement of Limited Partnership or the articles of incorporation or bylaws of the General Partner, or result in the breach of or constitute a default under any Contract of the Company or the General Partner, or result in the creation or imposition of any Lien of any nature whatsoever upon the Properties of the Company or, to the best knowledge of the Company and the General Partner, will cause the Company to lose the benefit of any material right or privilege it presently enjoys or cause any Person who normally does a material amount of business with the Company to discontinue to do so on the same basis.

         2.8 No Defaults. No event has occurred and no condition exists that, upon the issuance of the Notes, would constitute a Default or an Event of Default. Each of the Company and the General Partner in all material respects has performed all obligations required to be performed by each of them to date by this Agreement or any agreement entered into in connection herewith, and is not in violation of its articles of incorporation, bylaws, agreement of limited partnership or other organizational documents, nor is the Company in default under any Contract to which it is a party or by which it may be bound, and no event or condition has occurred that, with the giving of notice or passage of time, or both, would constitute a default by the Company under any such Contract.

         2.9. Governmental Consents; Offerinq of Notes. No Permit, and no declaration to or filing with any Governmental Authority, is required in connection with the execution, delivery, and performance of this Agreement, the

Mortgages, the Financing Statements, the Contract Operating Agreements and the Escrow Agreement by the Company, or this Agreement, the Company's Agreement of Limited Partnership, the Escrow Agreement and the Contract Operating Agreements by the General Partner, or the offer, issuance, sale, or delivery of the Notes. Neither the Company or the General Partner nor any agent acting on its behalf has, directly or indirectly, sold or offered for sale, or solicited any offers to buy, any securities, or otherwise approached or negotiated with any Person or Persons, so as to subject the offer or sale of the Notes to the provisions of section 5 of the 1933 Act, or to comparable provisions of any applicable state securities laws, and, except as expressly provided to the contrary in this Agreement, the Company agrees that neither it nor the General Partner nor any agent acting on its behalf will take any action that would subject the offer or sale of the Notes, to those provisions or that is intended by the Company to have the effect of preventing or otherwise hindering the sale by you of the Notes.

         2.10 Taxes. The Company has accurately prepared and duly and timely filed with the appropriate governmental agencies all federal, state, and local income, franchise, real and personal property, excise, severance, and other tax returns and reports required to be filed and has paid all taxes shown or claimed to be due thereon. The Company has not executed or filed with the Internal Revenue Service any agreement extending the period for assessment and collection of any federal tax, nor is the Company a party to any action or proceeding by any governmental authority for assessment and collection of taxes, and no claim for assessment and collection of taxes which has been asserted against the Company remains unpaid.

         2.11 Use of Proceeds. The Company will use the proceeds of the sale of the Notes to you to discharge its organizational expenses and the expenses of this transaction, and to acquire from Zilkha certain interests in the Oil and Gas Properties pursuant to and in accordance with the terms of that certain Purchase Agreement dated as of April 25, 1989, and entered into by and among Zilkha, the General Partner and the Company (the "Purchase Agreement"). None of the transactions contemplated in this Agreement (including, without limitation, the use of the proceeds from the sale of the Notes) will violate or result in a violation by the Company or any of its Affiliates of section 7 of the Securities Exchange Act of 1934, as amended, or any regulations issued pursuant thereto, including, without limitation, Regulations G (12 C.F.R. 207, as amended), T (12 C.F.R. 220, as amended), U (12 C.F.R. 221, as amended), and X (12 C.F.R. 2.24, as amended) of the Board of Governors of the Federal Reserve System. Neither the Company nor any Affiliate owns or intends to carry or purchase any "margin security" within the meaning of said Regulation G or U or X, including, without limitation, margin securities originally issued by it.

         2.12 Insurance Coverage. Exhibit 2.12 contains an accurate list of the insurance coverage maintained by the Company. Such coverage, in the Company's and the General Partner's judgment, is adequate for the business being conducted by the Company and properties owned or leased by the Company or to be acquired by the Company pursuant to the Purchase Agreement.

         2.13 Brokers and Finders. No Person has or will have any right, interest, or valid claim against you or the Company because of any agreement or undertaking by the Company or the General Partner or other Person acting on behalf of the Company or any of the foregoing for any commission, fee, or other compensation as a result of this transaction as a finder or broker or in any similar capacity as a result of any act or omission by the Company or the General Partner or other Person acting on behalf of the Company. The Company hereby agrees to indemnify you and hold you harmless from and against any and all such commissions, fees, or other compensation together with any and all claims, disputes or other losses or costs (including, without limitation, reasonable attorneys' fees) arising from agreements or undertakings of the Company or the General Partner or other Person acting on behalf of the Company.

         2.14 Restrictions on Company and Affiliates. The Company is not a party to any Contract, or subject to any corporate, partnership, or other restriction, that materially and adversely affects the business of the Company. Except as described on Exhibit 2.14, the Company is not a party to any contract or agreement that restricts the right or ability of such entity to incur Consolidated Debt other than this Agreement. The Company has not agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) the Property of the Company, whether now owned or hereafter acquired, to be subject to a Lien not permitted by Section 6.6.

         2.15    ERISA.

                 (a) The Company and each ERISA Affiliate have complied in all material respects with ERISA and, where applicable, the Code regarding each Plan.

                 (b) Each Plan is, and has been, maintained in substantial compliance with ERISA and, where applicable, the Code.

                 (c) No act, omission or transaction has occurred which could result in imposition on the Company or any ERISA Affiliate (whether directly or indirectly) of (i) either a civil penalty assessed pursuant to Section 502(c) or (i) of ERISA or a tax imposed pursuant to Section 4975 of the Code or (ii) breach of fiduciary duty liability damages under Section 409 of ERISA.

                 (d) No Plan (other than a defined contribution plan) or any trust created under any such Plan has been terminated since September 2, 1974. No liability to the PBGC (other than for the payment of current premiums which are not past due) by the Company or any ERISA Affiliate has been or is expected by the Company or any ERISA Affiliate to be incurred with respect to any Plan. No ERISA Event with respect to any Plan has occurred.

                 (e) Full payment has been made of all amounts which the Company or any ERISA Affiliate is required under the terms of each Plan or applicable law to have paid as contributions to such Plan as of the date hereof, and no accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, exists with respect to any Plan.

                 (f) The actuarial present value of the benefit liabilities under each Plan which is subject to Title IV of ERISA does not, as of the end of the General Partner's most recently ended fiscal year, exceed the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities. The term "actuarial present value of the benefit liabilities" shall have the meaning specified in
         Section 4041 of ERISA.

                 (g) Neither the Company nor any ERISA Affiliate sponsors, maintains, or contributes to an employee welfare benefit plan, as defined in Section 3(1) of ERISA, including, without limitation, any such plan maintained to provide benefits to former employees of such entities, that may not be terminated by the Company or any ERISA Affiliate in its sole discretion at any time without any material liability.

                 (h) Neither the Company nor any ERISA Affiliate sponsors, maintains or contributes to, or has at any time in the six-year period preceding the date of this Agreement sponsored, maintained or contributed to, any Multiemployer Plan.

         2.16 Trading With the Enemy Act, Etc.; Holding Company; Investment Company. Neither this Agreement nor any of the transactions contemplated hereby is or would be in violation of the Trading With the Enemy Act, as amended, the International Emergency Economic Powers Act or the Executive

Orders of the President of the United States issued pursuant to such Act, or any regulations issued under such Acts or Executive Orders, including, without limitation, the following regulations of the United States Treasury Department (31 C.F.R. subtitle B, chapter V, as amended): the Foreign Assets Control Regulations, the Transactions Control Regulations, the Cuban Assets Control Regulations, the Foreign Funds Control Regulations, the Iranian Assets Control Regulations, the Libyan Sanctions Regulations, the Nicaraguan Trade Control Regulations, and the South African Transactions Regulations; nor will the proceeds of the sale of the Notes be used by the Company in a manner that would violate any such Acts, Executive Orders, or regulations. The Company is not a "utility company" or a "holding company" or a "subsidiary company" or an "affiliate" of the foregoing, as such terms are defined in the Public Utility Holding Company Act of 1935, as amended. No determination has been made by the Securities and Exchange Commission that the Company is subject to a controlling influence by any such holding company. The Company is not an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

         2.18 Trademarks, Patents, Etc. The Company possesses such trademarks, tradenames, copyrights, patents, licenses, or rights in any thereof, as are adequate for the conduct of its business, without known conflict with the rights of others.

         2.19 Equity Repurchase Obliqations. Except as provided in the agreements described on Exhibit 2.19, the Company is not a party to any obligation to purchase any stock, warrants, or other equity interests in itself or the General Partner or any debt or other security convertible into any of the foregoing.

         2.20 Local Qualification and Taxes. You shall not be required, solely on account of the transactions contemplated by this Agreement, the Notes, the Mortgages, the Financing Statements, the Contract Operating Agreements and the Escrow Agreement, to do any of the following:

                 (a) qualify as a foreign corporation or file a designation for service of process or file any reports to any governmental agency of the State of Oklahoma or Texas or any other jurisdiction in which the Company or the General Partner owns Properties or transacts business;

                 (b) pay any taxes, fees, charges, or other levies under the laws of any such jurisdiction; or

                 (c) file any returns in respect of any taxes or other matters described in Section 2.20(b).

         2.21 Hazardous Materials. No Hazardous Materials have at any time been extracted from, transported to or from, or used, generated, stored or disposed of on, under or about, the Oil and Gas Properties in violation of any Hazardous Materials Laws or in any manner that could lead to the existence of any Hazardous Materials Claims.

SECTION 3. CLOSING CONDITIONS

         3.1 Your Conditions. Your obligation to purchase and pay for the Notes to be delivered to you at the Closing shall be subject to the following conditions precedent:

                 (a) Opinions of Counsel. You shall have received from McAfee & Taft, counsel for the Company, the closing opinion described in Exhibit 3.1(a) and from Vinson & Elkins, your special counsel, and Sullivan & Worcester, your special Massachusetts counsel, and Richards, Layton & Finger, your special Delaware counsel, opinions in form and substance satisfactory to you.

                 (b) Warranties and Representations True as of Closing Date. The warranties and representations contained herein or in any exhibit, certificate, or document delivered pursuant hereto shall be true and complete in all material respects on the Closing Date with the same effect as though made on and as of the Closing, subject to any change hereafter because of any action required by this Agreement and subject to any waiver by you in writing of any such representation or warranty.

                 (c) Compliance with Business Covenants. Neither the Company nor the General Partner shall be taking any action or permitting any condition to exist that would be prohibited by Section 6.

                 (d) Compliance with this Aqreement. The Company and the General Partner shall have performed and complied with all agreements and conditions on its respective part required to be performed or complied with by the Company or the General Partner, as the case may be, pursuant to this Agreement before or at the Closing.

                 (e) No Material Adverse Changes. No event shall have occurred and no condition shall exist that has or might result in a material and adverse change in the properties, business, prospects, profits, or condition (financial or otherwise) of the Company or the General

         Partner, or the ability of the Company to perform its obligations under this Agreement, the Note, the Mortgages, the Contract Operating Agreements and the Escrow Agreement, and any other agreement entered into in connection herewith, or the ability of the General Partner to perform its obligations under this Agreement, the Company's Agreement of Limited Partnership, the Escrow Agreement and the Contract Operating Agreements.

                 (f) Officers' Certificate. You shall have received an Officers' Certificate dated the Closing Date certifying that the conditions specified in Section 3.1(b) through (e) have been fulfilled.

                 (g) Leqality. The Notes, as secured by the Liens created pursuant to the Mortgages and the Financing Statements, and your interest as a limited partner in the Company shall qualify on the Closing Date as a legal investment for insurance companies under chapter 175, section 63 of the Massachusetts General Laws, and you shall have received such evidence as you may reasonably request to establish compliance with this condition.

                 (h) Certain Documents. You shall have received from the Company evidence satisfactory to you of the complete execution and delivery:

                          (i)     by Zilkha to the Company of an
                 Assignment, Bill of Sale and Conveyance substantially in the form of Exhibit 3.1(h)(i) hereto as to each of the Oil and Gas Properties (the "Assignments"),

                          (ii) by the General Partner and the Company of a Contract Operating Agreement substantially in the form of
                 Exhibit 3.1(h)(ii) hereto (the "Alexander Contract Operating Agreement") with respect to those of the Oil and Gas Properties identified in said Exhibit 3.1(h)(ii),

                          (iii) by Zilkha, the General Partner and the Company of a Contract Operating Agreement substantially in the form of Exhibit 3.1(h)(iii) hereto (the "Zilkha Contract Operating Agreement") with respect to those of the Oil and Gas Properties identified in said Exhibit 3.1(h)(iii), and the Purchase Agreement in form and substance reviewed by and satisfactory to you,

                          (iv) by the General Partner, the Company, Zilkha and you of the Escrow Agreement, and the transactions provided therein to take place at or prior to First Closing (as such term is defined in the Escrow Agreement) shall have been completed in all respects.

                 (i) Proceedings Satisfactory. All proceedings taken in connection with the issuance and sale of the Notes and your interest as a limited partner in the Company and the other transactions contemplated hereby and all documents and papers relating thereto shall be satisfactory to you and your special counsel. You and your special counsel shall have received copies of such closing documents as you or they may reasonably request in connection therewith, all in form and substance satisfactory to you and your special counsel.

         3.2 Company's Condition. The Company's obligation to issue and deliver to you the Notes and to execute and deliver the Mortgages and the Financing Statements at the Closing shall be subject to the condition precedent that you shall have performed and complied with all agreements and conditions on your part required to be performed or complied with by you pursuant to this Agreement before or at the Closing.

SECTION 4. PURCHASER'S SPECIAL RIGHTS

         4.1 Direct Payment. Notwithstanding anything to the contrary in this Agreement or the Notes, the Company shall pay all amounts payable with respect to any Notes held by each holder of Registered Notes (without any presentment of such Notes and without any notation of such payment being made thereon) by crediting before 12:00 noon, Boston time, by federal funds bank wire transfer to the account and in the manner described in Exhibit 4.1, or in such other manner or to such other address in the continental United States as may be designated in writing to the Company by such holder at least ten days prior to the date fixed for such payment, each such payment being accompanied by sufficient information to identify the source and application thereof. The holder of any Notes to which this Section 4.1 applies agrees that in the event it shall sell or transfer any such Notes (a) prior to the delivery of such Notes, it shall make a notation thereon of all principal, if any, prepaid on such Notes and will also note thereon the date to which interest has been paid on such Notes, and (b) it promptly shall notify the Company of the name and address of the transferee of any Notes so transferred; provided, however, that failure to comply with the preceding provisions of this sentence shall not relieve the Company of its obligations to make payments under the Notes as and when the same become due.

         4.2 Delivery Expenses. If you surrender any Note to the Company pursuant to this Agreement, the Company shall pay the cost of delivering to or from your home office from or to the Company, insured to your satisfaction, the surrendered Note and any Note issued in substitution or replacement for the surrendered Note.

         4.3 Issue and Other Taxes. The Company shall pay all taxes in connection with the issuance and sale of the Notes and the execution and delivery of the Mortgages and the Financing Statements and the Escrow Agreement and any transactions contemplated thereby and in connection with any modification of the Notes, the Mortgages, the Financing Statements, and the Escrow Agreement, and shall save you harmless without limitation as to time against any and all liabilities with respect to all such taxes. The obligations of the Company under this Section 4.3 shall survive the payment or prepayment, if any, of the Notes and the termination of this Agreement.

SECTION 5. REGISTRATION; SUBSTITUTION OF NOTES; INTEREST

         5.1 Registration of Notes. As provided in Section 1.1, the Notes issuable under this Agreement shall be in the form of Registered Notes. The Company shall cause to be kept at its office maintained pursuant to Section 6.3 or at its office in Oklahoma City, Oklahoma, a register for the registration and transfer of Registered Notes. The names and addresses of the holders of Registered Notes shall be registered in the register. The Person in whose name any Registered Note shall be registered shall be deemed and treated as the owner and holder thereof for all purposes of this Agreement, and the Company shall not be affected by any notice or knowledge to the contrary, provided that the Company at all times shall use its best efforts promptly and properly to record the names and addresses of all holders of Notes whose ownership and identity is disclosed to the Company in accordance with the provisions of this Agreement and the Notes.

         5.2 Exchange of Notes. Upon surrender of any Note at the office of the Company maintained pursuant to Section 6.3 and, if applicable, compliance with Section 1.3(b), the Company, at the request of the holder thereof, will execute and deliver, at the Company's expense (except as provided below), new Notes in exchange therefor in denominations of at least the lesser of $500,000 or the remaining outstanding principal balance of the Note or Notes being surrendered in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note or Notes or as otherwise provided in Section 1.6. Each such new Note shall be payable to such Person as such holder may request and shall be a Registered Note substantially in the form of the Note set out in Exhibit 1.1(vi). Each such new Note shall be dated and bear interest from the date to which interest has been paid on the surrendered Note or dated the date of the surrendered Note if no interest has been paid thereon. The Company may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any transfer.

         5.3 Replacement of Notes. Upon receipt by the Company of evidence reasonably. satisfactory to it of the ownership of and the loss, theft, destruction, or mutilation of any Note and

                 (a) in the case of loss, theft, or destruction, of indemnity reasonably satisfactory to the Company (provided, if you are the holder of the Note or the holder of the Note is an insurance company having admitted assets in excess of $100,000,000, your or its own unsecured agreement of indemnity shall be deemed to be satisfactory), or

                 (b) in the case of mutilation, upon surrender and cancellation thereof,

the Company at its own expense will execute and deliver in lieu thereof a new Note of like tenor, dated and bearing interest from the date to which interest has been paid on such lost, stolen, destroyed, or mutilated Note or dated the date of such lost, stolen, destroyed, or mutilated Note if no interest has been paid thereon. Every new Note issued pursuant to this Section 5.3 in lieu of any destroyed, lost, stolen, or mutilated Note shall constitute an original additional contractual obligation of the Company, regardless of whether the destroyed, lost, stolen, or mutilated Note shall be at any time enforceable by anyone, and shall be entitled to all the benefits of this Agreement equally and proportionately with any and all other Notes duly issued hereunder.

         5.4 Interest. Each Note delivered under this Agreement upon registration of, transfer of, or in exchange for or in lieu of any other Note shall carry the rights to interest accrued and unpaid, and to accrue, which were carried by such other Note. Interest on the Notes shall be computed on the basis ofa 365- or 366-day year, as applicable.

SECTION 6. COMPANY BUSINESS COVENANTS

         The General Partner and the Company covenant that on and after the date of initial issue of the Notes, as long as any of the Notes are outstanding:

         6.1 Payment of Taxes and Claims. The Company shall pay, and shall cause its Subsidiaries, Partnerships and Joint Ventures (if any) to pay, before they become delinquent:

                 (a) all taxes, assessments, and governmental charges or levies imposed upon it or its Property, and

                 (b) all claims or demands of operators, materialmen, mechanics, carriers, warehousemen, landlords, and other like Persons that, if unpaid, might result in the creation of a Lien upon its Property;

provided, however, that any of the foregoing items need not be paid while being diligently contested in good faith and by appropriate proceedings in the normal course of business, and so long as adequate book reserves have been established with respect thereto, and so long as the failure to pay timely any such item does not materially and adversely affect the business, prospects, profits, Properties, or condition (financial or otherwise) of the Company or any Subsidiary, Partnership or Joint Venture of the Company, as the case may be. In the case of any item of the foregoing description involving in excess of $100,000, the adequacy of such reserves shall be supported by a certificate of the independent accountants of the Company delivered to you promptly upon the failure to pay timely such item.

         6.2 Maintenance of Properties and Existence. The Company shall and, with respect to clause (d) only, the General Partner shall, and shall cause its Subsidiaries, Partnerships and Joint Ventures (if any) to:

                 (a) Property - maintain its Property in good condition and make all renewals, replacements, additions, betterments, and improvements thereto necessary for the effective and proper conduct of its business;

                 (b) Insurance - maintain, with financially sound and reputable insurers, insurance with respect to its Properties and business against such casualties and contingencies, of such types (including public liability, larceny, embezzlement, or other criminal misappropriation insurance) and in such amounts as is customary in the case of businesses of established reputations engaged in the same or a similar business and similarly situated, and shall not cause or permit the alteration of the insurance coverage described in Exhibit 2.12 without at least 30 days' prior written notice to you;

                 (c) Financial Records - keep books of records, and accounts in which true and complete entries will be made of all its business transactions, and will reflect in its financial statements adequate accruals and appropriations to reserves, all in accordance with generally accepted accounting principles;

                 (d) Agreements; Existence and Rights - (i) except as and to the extent that you have given your prior written consent to any such amendment, termination or other modification, which consent shall not be unreasonably withheld, refrain from amending, terminating or otherwise modifying any of the Purchase Agreement, the Contract Operating Agreements or the Assignments, and (ii) except as otherwise permitted by Sections 6.4 and 6.5, do or cause to be done all things necessary to preserve and keep in full force and effect its limited partnership, corporate or other (as the case may be) existence, rights, and franchises to the extent that the failure to preserve and keep the same in full force and effect might materially and adversely affect the business, prospects, profits, Properties, or condition (financial or otherwise) of the Company and its Subsidiaries, Partnerships, and Joint Ventures (if any) taken as a whole, or of the General Partner and its Subsidiaries, Partnerships, and Joint Ventures (if any) taken as a whole; and

                 (e) Compliance with Law - not be in violation of any laws, ordinances, or governmental rules and regulations to which it is subject and not fail to obtain any licenses, permits, franchises, or other governmental authorizations necessary to the ownership of its Properties or to the conduct of its business, which violation or failure to obtain might materially and adversely affect the business, prospects, profits, Properties or condition (financial or otherwise) of the Company and its Subsidiaries, Partnerships, and Joint Ventures (if any) taken as a whole.

                 (f) Oil, Gas and Mineral Properties - use its best efforts to cause its oil, gas and mineral interests, leases, estates and other Properties to be equipped, maintained, developed, protected against drainage, and operated for the production of hydrocarbons and in a good and workmanlike manner as would a prudent operator and in accordance with generally accepted oil field practices, applicable operating agreements and applicable Legal Requirements.

         6.3     Payment of Notes and Maintenance of Office.

                 (a) The Company shall, for so long as and to the extent that there remains any outstanding principal under all Notes then outstanding, pay to you on the first Business Day of each calendar month an amount equal to 80.75% of the Net Proceeds for the second preceeding calendar month. Such payments shall be applied first to interest accrued on the Notes as of and payable on such payment date and second to principal as provided in
         Section 8.1(a).

                 (b) The Company will maintain an office or agency in the continental United States where the Notes may be surrendered upon maturity or for prepayment, conversion, or transfer in accordance with this Agreement. Such office or agency shall be maintained at the address given in Section 11.1(a)(ii) until 10 days after such time as the Company shall notify the holders of the Notes of any change of location of such office.

         6.4 Covenant to Secure Note. Without limiting the other provisions hereof, the Company covenants that in the event it shall create or assume (without regard to whether the provisions of Section 6.7 would be breached) any Lien upon any of its Property, whether now owned or hereafter acquired, other than Liens excepted by the provisions of Section 6.6 (unless prior written consent to the creation or assumption thereof shall have been obtained pursuant to Section 11.4), it will make or cause to be made effective provision whereby, as long as any other Consolidated Debt of the Company shall be so secured, the Notes will be secured with a Lien prior and superior to such Lien. In the event that the Company shall hereafter acquire any additional oil, gas and mineral interests, leases, estates or other Properties other than the Subject Interests, the Company will, unless prior consent to the contrary shall have been obtained pursuant to Section 11.4, (a) take all actions necessary to secure immediately payment of all amounts under the Notes by first and prior lien, mortgage and security interest on such additional Properties and on all fixtures thereto and all proceeds and production therefrom pursuant to the form of Mortgage attached hereto as Exhibit 1.2(ii)-1 (subject to additional requirements of form imposed in the jurisdictions where such additional Properties are located), and related financing statements which shall be completed in form and substance satisfactory to you and properly recorded in all appropriate mortgage, deed, deed of trust and UCC records and (b) promptly (and in any event within thirty (30) calendar days after the acquisition) notify you of such acquisition and provide you with a fully executed and acknowledged original of such Mortgage and related financing statements in sufficient form and number of original counterparts for recordation with respect to each such additional Property.

         6.5     Sale of Assets; Merger and Consolidation.

                 (a) Sale of Assets. The Company shall not, and shall not permit any of its Subsidiaries, Partnerships, or Joint Ventures to, sell, lease, transfer, or otherwise dispose of assets except in the ordinary course of business; provided, however, that the foregoing restrictions do not apply to the sale of such assets for a cash consideration to a Person other than an Affiliate of the selling entity if all of the following conditions are met:

                          (i) such assets (valued at the greater of fair market value or net book value) do not, together with assets of the Company and all other Subsidiaries, Partnerships, and Joint Ventures of the Company previously disposed of during the 12 months immediately preceding the date of the proposed disposition (other than in the ordinary course of business), exceed a Substantial Part of the consolidated assets of the Company and its Subsidiaries;

                          (ii) in the fiscal year then most recently ended, the sum of the portions of Consolidated Net Income of the Company (excluding losses) that were contributed during such year by (x) such assets and (y) other assets of the Company, as the case may be, and the Subsidiaries, Partnerships, and Joint Ventures of the Company disposed of since the beginning of such fiscal year (other than in the ordinary course of business), has not constituted a Substantial Part of Consolidated Net Income of the Company for any such year;

                          (iii) in the opinion of the General Partner and its Board of Directors, the sale is for fair value and is in the best interest of the Company; and

                          (iv) immediately after the consummation of the transaction, and after giving effect thereto, no Default or Event of Default would exist.

                 (b) Merger and Consolidation. The Company shall not, and shall not permit any of its Subsidiaries, Partnerships, or Joint Ventures to, consolidate with or merge into any other Person or permit any other Person to consolidate with or merge into it (except that a Subsidiary of the Company may consolidate with or merge into another Subsidiary of the Company); provided, however, that the foregoing restriction does not apply to the merger or consolidation of the Company with another legal entity other than the General Partner, if:

                          (i)     the Company is the legal entity that
                 results and survives from such merger or consolidation (the "surviving entity");

                          (ii) immediately after the consummation of the proposed merger or consolidation, and after giving effect thereto, the surviving entity will not have outstanding any Indebtedness or have its Property subject to any Lien not permitted to be incurred by the Company pursuant to this Agreement; and

                          (iii) immediately after the consummation of the proposed merger or consolidation, and after giving effect thereto, no Default or Event of Default would exist.

         6.6 Liens and Encumbrances. The Company shall not, and shall not permit any of its Subsidiaries, Partnerships, or Joint Ventures to, cause, or agree or consent to cause in the future (upon the happening of a contingency or otherwise), any of the Collateral, whether now owned or hereafter acquired, to be subject to a Lien except for the following (collectively, the "Permitted Liens"): (i) lessor's royalties, non-participating royalties, overriding royalties, reversionary interests, division orders, reversionary interests, and similar burdens and other Liens the cumulative net effect of all of which do not operate to materially prevent the Company from receiving the proceeds of production from the Subject Interests, reduce the Net Revenue Interest of the Company in any Oil and Gas Property to less than the Net Revenue Interest set forth therefor on Exhibit 1.2(ii)-2, or obligate the Company to bear costs and expenses relating to the maintenance, development, and operation of any of the Oil and Gas Properties in any amount greater than the Working Interest set forth on Exhibit 1.2(ii)-2, (ii) production sales contracts containing customary terms and provisions that are terminable without penalty upon no more than 30 days' prior notice to the purchaser thereunder covering oil, gas or associated liquefied or gaseous hydrocarbons, (iii) Liens for taxes or assessments not yet due or delinquent or, if delinquent, that are being diligently contested in good faith by appropriate proceedings in the normal course of business by or on behalf of the Company and for which the Company shall have set up appropriate reserves therefor on its books adequate under generally accepted accounting principles, (iv) operators', vendors', carriers', warehousemen's, repairmen's, mechanics', workmen's, materialmen's, construction or other like Liens arising by operation of law or, in the case of operators' Liens, under customary oil and gas property operating agreements in the ordinary course of business or incident to the construction or improvement of any property in respect of obligations which are not yet due or, if due, which are being diligently contested in good faith by appropriate proceedings in the normal course of business by or on behalf of the Company and for which the Company shall have set up appropriate reserves therefor on its books adequate under generally accepted accounting principles, (v) rights reserved to or vested in any municipality or governmental, statutory, or public authority (x) by the terms of any right, power, franchise, grant, license or permit, or by any provision of law, to terminate such right, power, franchise grant, license or permit or to purchase, condemn, expropriate or recapture or to designate a purchaser of any of the Oil and Gas Properties, or (y) to control or regulate any of the Oil and Gas Properties, but only to the extent that actual or threatened enforcement of any and all matters described in such clauses (x) and (y) would not have a cumulative material and adverse effect on the value to or use by the Company of the Oil and Gas Properties, (vi) the Liens created by the Mortgages and the Financing Statements, and (vii) any other Liens expressly and specifically waived in writing by you.

         6.7 Consolidated Debt. The Company shall not, and shall not permit any Subsidiary, Partnership, or Joint Venture to, create, incur, assume, suffer to exist, or in any manner become liable in respect of any Consolidated Debt other than (i) the indebtedness evidenced by the Notes and (ii) short-term advances from the General Partner, Limited Partner or other party permitted by the terms of the Company's Agreement of Limited Partnership.

         6.8     Distributions and Investments.

                 (a) The Company shall not, and shall not permit its Subsidiaries, Partnerships, or Joint Ventures to declare, make, or incur any liability to make any Distribution in respect of the partnership interests of the Company except in accordance with the Company's Agreement of Limited Partnership or make or authorize any Restricted Investment. Any corporation or other legal entity that becomes a Subsidiary, Partnership or Joint Venture hereafter shall be deemed to have made, at the time it becomes a Subsidiary, Partnership or Joint Venture, all Restricted Investments of such corporation or other legal entity existing immediately after it becomes a Subsidiary, Partnership or Joint Venture.

                 (b) The Company shall not, and shall not permit its Subsidiaries, Partnerships, or Joint Ventures to, make a Distribution consisting of evidences of its Indebtedness or assets (including, without limitation, Securities).

         6.9 Guaranties. The Company shall not, and shall not permit its Subsidiaries, Partnerships, or Joint Ventures to, become or be liable in respect of any Guaranty except the endorsement in the ordinary course of business of negotiable instruments for deposit or collection. "Guaranty" by any Person shall mean all obligations of such Person guaranteeing or in effect guaranteeing any Indebtedness, dividend, or other obligation of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including.

obligations incurred through an agreement contingent or otherwise, by such
Person:

                 (i) to purchase such Consolidated Debt or obligation or any Property or assets constituting security therefor;

                 (ii) to advance or supply funds (x) for the purchase or payment of such Indebtedness or obligation, or (y) to maintain working capital or other balance sheet condition or any income statement condition or otherwise to advance or make available funds for the purchase or payment of such Indebtedness or obligation;

                 (iii) to lease Property or to purchase Securities or other Property or services primarily for the purpose of assuring the owner of such Indebtedness or obligation of the ability of the primary obligor to make payment of the Indebtedness or obligation; or

                 (iv) otherwise to assure the owner of the Indebtedness or obligation of the primary obligor against loss in respect thereof.

         6.10    ERISA Information and Compliance.

                 (a) The Company will promptly furnish and will cause its Subsidiaries, Partnerships and Joint Ventures and any ERISA Affiliate to promptly furnish to you (i) promptly after the filing thereof with the United States Secretary of Labor, the Internal Revenue Service or the PBGC, copies of each annual and other report with respect to each Plan or any trust created thereunder, (ii) immediately upon becoming aware of the occurrence of any ERISA Event or of any "prohibited transaction," as described in Section 406 of ERISA or in Section 4975 of the Code, in connection with any Plan or any trust created thereunder, a written notice signed by the President or the principal financial officer of the Company or the appropriate Subsidiary, Partnership or Joint Venture of the Company or the ERISA Affiliate, as the case may be, specifying the nature thereof, what action the Company or the appropriate Subsidiary, Partnership or Joint Venture of the Company or the ERISA Affiliate, as the case may be, is taking or proposes to take with respect thereto, and, when known, any action taken or proposed by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto, and (iii) immediately upon receipt thereof, copies of any notice of the PBGC's intention to terminate or to have a trustee appointed to administer any Plan. With respect to each Plan (other than a Multiemployer Plan), the Company will, and will cause its Subsidiaries, Partnerships and Joint Ventures and each ERISA Affiliate to, (i) satisfy in full and in a timely manner, without incurring any late payment or underpayment charge or penalty and without giving rise to any lien, all of the contribution and funding requirements of
         Section 412 of the Code (determined without regard to subsections (d), (e), (f) and (k) thereof) and of Section 302 of ERISA (determined without regard to Sections 303, 304 and 306 of ERISA), and (ii) pay, or cause to be paid, to the PBGC in a timely manner, without incurring any late payment or underpayment charge or penalty, all premiums required pursuant to Sections 4006 and 4007 of ERISA.

                 (b) The Company and its Subsidiaries, Partnerships and Joint Ventures will not at any time:

                          (i) engage in, or permit any ERISA Affiliate to engage in, any transaction in connection with which the Company or any Subsidiary, Partnership or Joint Venture of the Company or any ERISA Affiliate could be subjected to either a civil penalty assessed pursuant to Section 502(c) or (i) of ERISA or a tax imposed by Section 4975 of the Code;

                          (ii) terminate, or permit any ERISA Affiliate to terminate, any Plan in a manner, or take any other action with respect to any Plan, which could result in any liability of the Company or any Subsidiary, Partnership or Joint Venture of the Company or any ERISA Affiliate to the PBGC;

                          (iii) fail to make, or permit any ERISA Affiliate to fail to make, full payment when due of all amounts which, under the provisions of any Plan or applicable law, the Company or any Subsidiary, Partnership or Joint Venture of the Company or any ERISA Affiliate is required to pay as contributions thereto;

                          (iv) permit to exist, or allow any ERISA Affiliate to permit to exist, any accumulated funding deficiency within the meaning of Section 302 of ERISA or section 412 of the Code, whether or not waived, with respect to any Plan;

                          (v) permit, or allow any ERISA Affiliate to permit, the actuarial present value of the benefit liabilities under any Plan. maintained by the Company or any. Subsidiary, Partnership or Joint Venture of the Company or any ERISA Affiliate which is regulated under Title IV or ERISA to exceed the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities (the term "actuarial present value of the benefit liabilities" shall have the meaning specified in Section 4041 of ERISA);

                          (vi) contribute to or assume an obligation to contribute to or assume an obligation to contribute to, any Multiemployer Plan;

                          (vii) acquire, or permit any ERISA Affiliate to acquire, an interest in any Person that causes such Person to become an ERISA Affiliate with respect to the Company or any Subsidiary, Partnership or Joint Venture of the Company or with respect to any ERISA Affiliate if such Person sponsors, maintains or contributes to, or at any time in the six-year period preceding such acquisition has sponsored, maintained, or contributed to, (1) any Multiemployer Plan, or (2) any other Plan that is subject to Title IV of ERISA under which the actuarial present value of the benefit liabilities under such Plan exceeds the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities;

                          (viii) incur, or permit any ERISA Affiliate to incur, a liability to or on account of a Plan under Sections 515, 4062, 4063, 4064, 4201 or 4204 of ERISA; or

                          (ix) contribute to or assume an obligation to contribute to, or permit any ERISA Affiliate to contribute to or assume an obligation to contribute to, any employee welfare benefit plan, as defined in Section 3(1) of ERISA, including, without limitation, any such plan maintained to provide benefits to former employees of such entities, that may not be terminated by such entities in' their sole discretion at any time without any material liability.

         6.11 Transactions with Affiliates. The Company shall not, and shall not permit any of its Subsidiaries, Partnerships, or Joint Ventures to enter into any transaction, including, without limitation, the purchase, sale, or exchange of Property or the rendering of any service, with any Affiliate thereof except in the ordinary course of and pursuant to the reasonable requirements of the Company's or such Subsidiary's, partnership's, or Joint Venture's business and upon fair and reasonable terms no less favorable to the Company or such Subsidiary, Partnership, or Joint Venture than would obtain in a comparable arm's-length transaction with a Person not an Affiliate.

         6.12 Sale or Discount of Receivables. Except in connection with a sale of assets permitted by Section 6.5, the Company shall not, and shall not permit any of its Subsidiaries, Partnerships, or Joint Ventures to, discount or sell any of its notes receivable or accounts receivable.

         6.13 Business. The Company shall not, and shall not permit any of its Subsidiaries, Partnerships, or Joint Ventures to, engage in any business other than the business described for such Person in Section 2.2.

         6.14 Acquisition of Notes. Without creating any right to purchase or to prepay any Note except as otherwise expressly provided herein, each of the Company and the General Partner shall not, and shall not permit any of their respective Subsidiaries, Partnerships, or Joint Ventures to, directly or indirectly, acquire or make any offer to acquire any Notes unless the Company or the General Partner or such Subsidiary, Partnership, or Joint Venture of the Company or the General Partner has offered to acquire Notes pro rata from all holders of the Notes and upon the same terms. In case the Company acquires any Notes, such Notes shall thereafter be cancelled and no Notes shall be issued in substitution therefor.

         6.15 Certain Registrations or Approvals. If the Notes or any of them requires declaration or registration with or approval of any Governmental Authority (other than registration under the Securities Act or state securities or blue sky laws under Section 12) the Company will at its sole expense take all requisite action in connection with such declaration and will use its best efforts to cause such Notes to be duly registered or approved as may be required.

         6.16    Oil and Gas Business and Properties.

                 (a) The Company shall, and shall cause each of its Subsidiaries, Partnerships, and Joint Ventures, if any, to (i) pay in the ordinary course of business all fees, overrides and landholder royalties in respect of oil and gas producing properties when due except for suspense funds being disputed in good faith, (ii) insure the prompt production, transportation, storage, processing or marketing of petroleum, natural gas, condensate or other minerals from its oil, gas and mineral interests, leases, estates and other Properties, and (iii) cause all of its oil, gas and mineral interests, leases, estates and other Properties to remain in full force and effect as would a prudent operator in accordance with generally accepted oil field practices, applicable operating agreements and applicable Legal Requirements. As soon as practicable after the release, expiration, termination or other cessation of any Subject Interest constituting Collateral and in no event later than 30 calendar days thereafter, the Company shall deliver to you an Officer's Certificate certifying as to whether all of the provisions of clause 8.2(a) remain satisfied after such Subject Interest is no longer in full force and effect, the satisfaction of such provisions to be determined based on the latest engineering report delivered to you pursuant to Section 7.1(d) and as of the valuation date set forth in said report (the "Valuation Date") with the Present Value of Estimated Future Net Revenues attributable to such Subject Interest deleted and given no effect. The Company shall, and shall cause each of its Subsidiaries, Partnerships, or Joint Ventures, if any, to use its best efforts to promptly sell or dispose of all petroleum, natural gas, condensate or other minerals produced by it or received by it as a working or nonworking interest payment on terms comparable in the area between unrelated parties. To the extent the obligations set forth in Section 6.2(f) and this Section 6.16 are performed by a third party, the Company shall use its best efforts to insure that such third party discharges such obligations in accordance with the requirements applicable thereto for a discharge of such obligations by the Company.

                 (b) The Company shall not permit the extraction from the transportation to or from, or the use, generation, storage or disposal on, under or about, the Oil and Gas Properties of any Hazardous Materials in violation of any Hazardous Materials Laws or in any manner that could lead to any Hazardous Materials Claims.

         6.17    Indemnity With Respect to Certain Representations and
Warranties.

                 (a) The General Partner and the Company hereby agree to indemnify you and hold you harmless from and against any all losses in value, increases in burdens or encumbrances, and other costs, expenses, claims, liabilities, damages, obligations, penalties, fines, judgments and assessments (including but not limited to reasonable attorney's fees) to the extent arising out of or resulting from any fact, matter or circumstance that constitutes a breach by the General Partner and the Company of their representations and warranties set forth in Section 2.6 of this Agreement or Section 4.02(a)(i) of the Mortgages; provided, however, that the aggregate of all such breaches of said Sections 2.6 or 4.02(a)(i), together with the aggregate of all breaches or other failures to perform of any and all covenants and agreements set forth in Section 6.1, 6.2, 6.3(b),

         6.4 through 6.10 or 6.12 through 6.16, causes the aggregate value of the First Lien Collateral to be less than 95 percent of what it would have been in the absence of such breaches or failures to perform, and provided further that the foregoing indemnity shall not apply with respect to any Oil and Gas Property as to which a title opinion meeting the requirements of paragraph (b) immediately below has been furnished or is not required to be furnished in accordance with such paragraph (b).

                 (b) As soon as practicable following the Closing Date (in the case of the Oil and Gas Properties), or the applicable Release Date (in the case of any Escrow Property released to the Company pursuant to the Escrow Agreement) but in any event within 60 days thereafter, the Company shall deliver or cause to be delivered to you from special title counsel to the Company reasonably satisfactory to you, dated as of the Closing or the Release, as the case may be, based on an examination of the record covering a period from the sovereignty of the soil (in the case of Properties in Texas) or inception of title (in the case of Properties in Oklahoma) to such date and addressed to the Company and you, to the effect that (1) the Company has acquired good and defensible title to those of the Oil and Gas Properties that are specified in Exhibit 1.2(ii)-2 as being subject to the requirements of this Section 6.17 that (x) entitles the Company to receive from its record title ownership of each such Oil and Gas Property not less than the interest shown as the "Net Revenue Interest" or "NRI" therefor shown on Exhibit 1.2(ii)-2 of all Minerals produced, saved and marketed from such Oil and Gas Properties without reduction, suspension or termination throughout the productive life of such Oil and Gas Properties based on facts, interests and conditions in existence as of the date hereof whether known or unknown, (y) obligates the Company to bear a percentage of the costs and expenses relating to operations on and the maintenance and development of such Oil and Gas Properties and wells associated therewith not greater than the interest shown as the "Working Interest" or "WI" for each such Oil and Gas Property in Exhibit 1.2(ii)-2 without increase throughout the productive life of such producing property based on facts, interests and conditions in existence as of the Closing, whether known or unknown, and (z) is otherwise free and clear of all Liens other than the Permitted Liens, and ,(2) the Liens purported to be created in your favor by the Mortgages and the Financing Statements constitute valid, perfected and enforceable first priority, security interests; mortgages and liens, in each case subject to no prior or superior security interest, mortgage, lien or encumbrance except for the Permitted Liens. In rendering such opinion, such special title counsel may rely, as to all matters concerning the enforceability of the Mortgages, on the opinion rendered by McAfee & Taft as described in Section 3.1(a) or 1.6(d)(i), as the case may be.

                 (c) Within 20 days following your receipt of any title opinion pursuant to paragraph (b) immediately above, you shall notify the Company in writing as to whether you consider such opinion to meet the standards set forth in said paragraph (b). Failure to give such notice shall be deemed to constitute your agreement that such title opinion so satisfies such standards. If you raise any such objections within said 20 day period, the Company and you shall consult in good faith to resolve any disagreements over whether such title opinion meets the standards set forth in paragraph (b), or whether and to what extent any curative requirements set forth in said title opinion may be satisfied. At any time that either party desires, such party may by giving written notice to the other elect to refer the question of whether the requirements of paragraph (b) have been satisfied by such title opinion to Mr. R. Clark Musser, of the firm of Musser, Bunch, Robinson & Hirsch, 100 Park Avenue Building, Suite 400, Oklahoma City, Oklahoma 73102, or to such title attorney as shall be mutually agreeable to the Company and you, which attorney may retain such consultants as he reasonably deems advisable to resolve the questions so referred to him, and all of the reasonable fees and expenses of such attorney and his consultants shall be borne in equal halves by each of the General Partner and you. The conclusions of such attorney with respect to the issues so referred to him shall be final and binding on the parties for purposes of this Section 6.17, and may be confirmed in and enforced by any court of competent jurisdiction.

SECTION 7. INFORMATION AS TO COMPANY

         7.1 Financial and Business Information. The Company will deliver, or will cause to be delivered, to you, if at the time you or your nominee holds any Notes (or if you are obligated to purchase any Notes), and to each other Institutional Holder of at least 20% of the then outstanding Notes:

                 (a) Quarterly Statements - as soon as practicable after the end of each of the first three quarterly fiscal periods in each fiscal year ending after the Closing of the Company and in any event within 60 days thereafter, duplicate copies of:

                          (i) the unaudited consolidated balance sheets of the Company and its consolidated Subsidiaries, if any, as at the end of such quarter, and

                          (ii) the unaudited consolidated statements of operations and of retained earnings of the Company and its consolidated Subsidiaries, if any, for such quarter and (in the case of the second and third quarters) for the portion of the fiscal year ending with such quarter, setting forth in each case in comparative form the figures for the corresponding periods in the previous fiscal year, all in reasonable detail and accompanied by a certificate of a principal financial officer of the General Partner certifying that such financial statements fairly present the financial condition and the results of operations and changes in financial position (all consolidated, if applicable) of the companies being reported upon in accordance with generally accepted accounting principles consistently applied except to the extent stated therein and subject to changes resulting from year-end adjustments;

                 (b) Annual Statements - as soon as practicable after the end of each fiscal year of the Company and in any event within 120 days thereafter, duplicate copies of:

                          (i) the audited consolidated balance sheets of the Company and its consolidated Subsidiaries, if any, at the end of such year, and

                          (ii) the audited consolidated statements of operations and of retained earnings of the Company and its consolidated Subsidiaries, if any, for such year,

         setting forth, in the case of the consolidated statements, in comparative form, the figures for the previous year, all in reasonable detail and, in the case of the consolidated statements, accompanied by duplicate copies of an opinion thereon of the accountants named in
         Section 2.3 or other independent certified public accountants of recognized national standing selected by the Company and satisfactory to you, which opinion shall state that, except as expressly set forth in said opinion, such financial statements fairly present the financial condition and the results of operations and changes in financial position (all consolidated, if applicable) of the companies being reported upon in accordance with generally accepted accounting principles consistently applied (except for changes in application in which such accountants concur) and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards and, accordingly, included such tests of the accounting records and such other auditing procedures as they considered necessary in the circumstances;

                 (c) Audit Reports - promptly upon receipt thereof, one copy of each other report submitted to the Company or the General Partner, as the case may be, or any Subsidiary of the Company by independent accountants in connection with any annual, interim or special audit made by them of the books of the Company or any of its Subsidiaries, Partnerships, or Joint Ventures;

                 (d) Reserve Report - within 60 days following December 31 of each year, annual reports on oil and gas reserves owned by the Company or any of its Subsidiaries, if any, prepared by Edinger, Inc., or a nationally recognized, independent petroleum engineering consultant familiar with the areas in which such reserves are located and satisfactory to you, all in reasonable detail and satisfactory in scope to you, which reports shall set forth the Present Value of Estimated Future Net Revenues from the Subject Interests;

                 (e) Notice of Default or Event of Default - as soon as practicable, but in any event within five Business Days, after becoming aware of the existence of any condition or event which constitutes a Default or an Event of Default, a written notice specifying the nature and period of existence thereof and what action the Company or the General Partner, as applicable, is taking or proposes to take with respect thereto;

                 (f) Notice of Claimed Default - as soon as practicable, but in any event within five Business Days, after becoming aware that the holder of any Note has given notice or taken any other action that the Company or the General Partner has knowledge of with respect to a claimed Default or Event of Default, a written notice specifying the notice given or action taken by such holder and the nature of the claimed Default or Event of Default and what action the Company or the General Partner, as applicable, is taking or proposes to take with respect thereto;

                 (g)      Requested Information - with reasonable
         promptness, such other data and information as from time to time may be reasonably requested by you;

                 (h) Bankruptcy Event - immediately following its occurrence, an event of the type described in

         Section 9.1(g), (h), or (i) with respect to the Company or any Subsidiary, Partnership, or Joint Venture of the Company;

                 (i) Net Proceeds - as soon as practicable after the end of each fiscal year of the Company, and in any event within 120 days thereafter, a special purpose report, prepared by the same accountants whose opinion is furnished pursuant to Section 7.1(b) above, expressing their opinion as to the computation during the preceding fiscal year of Net Proceeds prepared on a cash basis. Such computation shall include a summary itemization, by type and/or classification, of the total revenues, costs and expenses used in calculating Net Proceeds; and

                 (j) Changes in Reserves - within 30 days following discovery by Company that an event has occurred which may, in the reasonable opinion of the Company, lead to a reduction in the Present Value of Estimated Future Net Revenues from the Subject Interests of more than 10 percent, excluding a reduction as a result of normal production or due to a decrease in the price of oil or gas, notice to you of such discovery, and the Company will make available to you all of its records relating thereto and additional engineering work relating to the affected Properties and any estimates and reports which the Company has internally prepared or which have been prepared for the Company.

         7.2 Officers' Certificates. Each set of financial statements delivered to you or any other Institutional Holder of the Notes pursuant to
Section 7.1(a) or (b) will be accompanied by an Officers' Certificate setting forth:

                 (a) Covenant Compliance - the information (including detailed calculations) required in order to establish whether the Company was in compliance with the requirements of Section 6 during the period covered by the income statement then being furnished; and

                 (b) Event of Default - that the signers have reviewed the relevant terms of this Agreement and have made, or caused to be made, under their supervision, a review of the transactions and conditions of the Company, and the Subsidiaries, Partnerships, and Joint Ventures of the Company from the beginning of the accounting period covered by the income statements being delivered therewith to the date of the certificate and that such review has not disclosed the existence during such period of any condition or event which cohstitutes a Default or an Event of Default or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action the Company or the General Partner, as applicable, has taken or proposes to take with respect thereto.

         7.3 Accountants' Certificate. Each set of annual financial statements delivered pursuant to Section 7.1(b) will be accompanied by a certificate of the accountants who certify such financial statements, stating that they have reviewed this Agreement and stating further whether, in making their audit, such accountants have become aware of any condition or event that then constitutes a Default or an Event of Default and, if any such condition or event then exists, specifying the nature and period of existence thereof.

         7.4 Inspection. The Company shall permit, and shall cause each Subsidiary, Partnership, and Joint Venture of the Company to permit, any of your representatives, while you or your nominee holds any Note, or the representatives of any other Institutional Holder that holds at least 20% of the aggregate outstanding principal amount of the Notes, at your or such holder's expense, to visit and inspect any of the Properties of the Company or any Subsidiary, Partnership, or Joint Venture of the Company to examine all their books of account, records, reports, and other papers (including but not limited to all records regarding all cores, cuttings, well logs, and other geological, well and production data secured from operations on the Subject Interests), to make copies and extracts therefrom, and to discuss their respective affairs, finances, and accounts with their respective officers and employees (and by this provision the Company authorizes said accountants to discuss the finances and affairs of the Company, and all Subsidiaries, Partnerships, and Joint Ventures of the Company) all at such reasonable times and as often as may be reasonably requested; provided, however, that you or such holder will keep confidential all information obtained in connection with any such inspection that the Company designates to you and such holder in writing as confidential prior to your disclosure, except that you or such holder may reveal such information (a) pursuant to the receipt of any legal process that appears valid on its face, (b) pursuant to order or request of any governmental or industry regulatory body having or acquiring jurisdiction over you or such holder, as applicable, (c) that has become public through no action of you or such holder, as applicable, or (d) to your or such holder's accountants, attorneys, or other advisers who have been instructed to be bound by such restrictions.

         7.5 Exceptions to Statements. If you shall take exception to any item or items included in any statements rendered by the Company, including but not limited to those required pursuant to Section 8.1(c), or to the computations of Net Proceeds, you shall have the right but not the obligation to notify the Company in writing, setting forth in such notice the specific charges complained of and to which exception is taken or the specific credits which should have been made and allowed, and with respect to such complaints and exceptions as you and the Company shall agree are justified, adjustment shall be made; provided, however, that, with respect to such complaints and exceptions as the Company shall not agree are justified, you shall nonetheless have all rights and remedies available to you under this Agreement or otherwise at law or in equity, and provided further that neither any course of dealing on the part of any holder of the Notes nor any failure or delay of any holder of the Notes to take exception to any such item or items shall operate as a waiver of a right of any holder of the Notes to take such exception.

SECTION 8. PREPAYMENT OF NOTES

         8.1     Required Prepayments.

                 (a) The Company covenants and agrees that, in addition to the payments of principal of the Notes to be made on the expressed maturity date thereof, the Company shall prepay principal on the Notes on the first Business Day of each calendar month in an amount equal to
         (1) 80.75% of the Net Proceeds for the second preceding calendar month, minus (2) interest accrued on the Notes as of and payable on such prepayment date. The Company shall base such monthly payments on the actual Net Proceeds for the second preceding month.

                 (b) On or before the date of payment of the amount set forth in Section 8.1(a), the Company shall furnish to you a detailed statement clearly reflecting the Net Proceeds as of the close of business on the last day of the second preceding calendar month. Nothing contained herein is intended to render, or shall be deemed to have the effect of rendering, you personally responsible for payment of any part of the costs and expenses charged against Net Proceeds or for any of the liabilities incurred in connection with developing, exploring, equipping and operating the Oil and Gas Properties.

         8.2 Additional Required Prepayments; Additional Security. In the event that the outstanding principal amount of all Notes then outstanding plus all interest accrued and unpaid thereon through the Valuation Date (collectively, the "Senior Secured Debt") is greater than (1) the Present Value of Estimated Future Net Revenues from the Subject. Interests constituting Collateral determined as of the Valuation Date from the most recent report prepared and delivered pursuant to Section 7.1(d), or (2) the Present Value of Estimated Future Net Revenues from the Subject

Interests constituting Collateral determined in accordance with Section 6.16 at the time any Subject Interest constituting Collateral terminates, expires or otherwise becomes no longer in full force and effect, the Company shall promptly notify you of same and, at your option and within 30 calendar days after your request, prepay such a portion of the outstanding principal of all Notes then outstanding as you shall direct in your sole discretion, together with all interest accrued and unpaid on such portion, and/or provide you with such additional collateral of such type and quality (including, without limitation, the quality of the title thereto and the first priority of your Lien thereon as you shall require in your sole discretion) and of such value (as you shall determine in your sole discretion) and shall eliminate the existence of the foregoing condition. The Company shall provide you with such satisfactory evidence of the quality of the additional collateral as you shall request, including without limitation an opinion of counsel satisfactory to you and in form, scope and substance satisfactory to you, that the Liens created in your favor with respect to such additional collateral constitute valid, perfected and enforceable first prior security interest, mortgages, liens and encumbrances subject to no prior security interests, mortgage, encumbrance or other Lien except as you shall have specified in writing to be satisfactory to you in your sole discretion. The portion of this amount applied to the principal outstanding under any given Note shall be in the same proportion that the principal evidenced by such Note bears to the aggregate of the outstanding principal of all Notes then outstanding.

         8.3     No Prepayment or Call. Except as provided in Sections 1.1 and
8.1 and 8.2, the Company shall have no right to prepay or to acquire any Note.

SECTION 9. EVENTS OF DEFAULT

         9.1 Nature of Events. An "Event of Default" shall exist if any of the following occurs and is continuing:

                 (a) Principal and Interest Payments - (i) the Company fails to make any required payment or prepayment of principal of any Note when due (whether such payment or pre-payment falls due by reason of maturity of any Note, acceleration, the provisions of Section 8.1 or 8.2, or otherwise), or (ii) the Company fails at any time after October 1, 1989 to pay any and all accrued but unpaid interest on any Note prior to the expiration of one month following the date such interest payment is due to the extent (in the case of this clause
         (ii) only) that the 80.75% of Net Proceeds payable to you on such date under Section 6.3(a) is insufficient to cover such accrued but unpaid interest;

                 (b) Security Invalidity - the Mortgages or the Financing Statements or any Lien pursuant thereto shall become, or be determined to be, invalid or void, in whole or in part, provided that the Subject Interests to which such invalid or void Mortgages or Financing Statements or Lien relate constitute in the aggregate more than $5,000 in value;

                 (c) Particular Covenant Defaults - the Company or the General Partner, as applicable, or any Subsidiary, Partnership, Joint Venture, or Affiliate of the Company or the General Partner, as applicable, fails to perform or observe any covenant contained in Sections 6.3 through 6.9, 6.12 through 6.16, or Section 7.1(d), (e), or (f), provided that, in the case of Section 6.4, 6.5, 6.6, 6.12, and
         6.13 of this Agreement, the aggregate of all such breaches or failures to perform, together with the aggregate of all breaches or other failures to perform of any and all covenants and agreements set forth in Sections 6.1, 6.2(a), 6.2(b) or 6.2(f) of this Agreement, or Sections 4.02(a)(i), (ii) or (iii), 4.03 or 9.01 of the Mortgages, and all breaches of representations and warranties of the General Partner or the Company set forth in Section 2.6 of this Agreement or Section 4.02(a)(i) of the Mortgages, causes the aggregate value of the First Lien Collateral to be less than 95 percent of what it would have been in the absence of such breaches or failures to perform, and provided further that in the case of Sections 6.3(b), 6.7, 6.8, 6.9, 6.15, and 7.1(d), (e), and (f), such breaches or failures to perform constitute a material breach or failure to perform the covenant or agreement in question.

                 (d) Other Defaults - the Company or the General Partner, as applicable, or any Subsidiary, Partnership, Joint Venture, or Affiliate of the Company or the General Partner, as applicable fails to perform, observe, or comply with any other provision or obligation of this Agreement, the Notes, or the Mortgages or of any other instrument or documents securing the payment or performance of such obligations, and such failure continues for more than 30 days after such failure shall first become known to any officer of the General Partner or any Subsidiary of the Company or the General Partner, provided, however, that, in the case of Sections 6.1, 6.2(a), 6.2(b) and 6.2(f), of this Agreement, and Sections 4.02(a)(i), (ii) and
         (iii), 4.03 and 9.01 of the Mortgages, the aggregate of all such breaches or failures to perform, together with the aggregate of all breaches or other failures to perform of any and all covenants and agreements set forth in Sections 6.4, 6.5, 6.6, 6.12 or 6.13 of this Agreement, and all breaches of representations and warranties of the General Partner or the Company set forth in Section 2.6 of this Agreement or
         Section 4.02(a)(i) of the Mortgages, causes the aggregate value of the First Lien Collateral to be less than 95 percent of what it would have been in the absence of such breaches or failures to perform, and provided further that, in the case of all other covenants and obligations in this Agreement, the Notes or the Mortgages (other than Section 6.11 and 6.17, and other than in the case of any obligation to make any payment of principal or interest on any Note on or before the date such payment is due) such breaches or failures to perform constitute a material breach or failure to perform of the covenant or agreement in question;

                 (e) Warranties or Representations - any warranty, representation, or other statement by or on behalf of the Company, the General Partner, or any Affiliate thereof contained in this Agreement or in any instrument furnished by any of them in compliance with or pursuant to this Agreement is false or misleading in any respect in the case of Section 2.6 of this Agreement and Section 4.02(a)(i) of the Mortgages (provided that the aggregate of all such breaches of said Sections 2.6 and 4.02(a)(i), together with the aggregate of all breaches or other failures to perform of any and all covenants and agreements set forth in Sections 6.1, 6.2(a), 6.2(b), 6.2(f), 6.4, 6.5, 6.6, 6.12 or 6.13 of this Agreement, or Sections 4.02(a)(i), (ii) or (iii), 4.03 and 9.01 of the Mortgages, causes the aggregate value of the First Lien Collateral to be less than 95 percent of what it would have been in the absence of such breaches), and in any material respect in the case of all other warranties and representations;

                 (f) Default on Indebtedness or Other Security - the Company fails to make any payment due on any Indebtedness or other Security or any event shall occur or any condition shall exist in respect of any Indebtedness or other Security of the Company, or under any agreement securing or relating to such Indebtedness or other Security, the effect of which is (i) to cause (or permit any holder of such Indebtedness or other Security or a trustee to cause) such Indebtedness or other Security, or a portion thereof, to become due prior to its stated maturity or prior to its regularly scheduled date of payment or (ii) to permit a trustee or the holder of any Security (other than common stock of the General Partner) to elect a majority of the directors on the Board of Directors of the General Partner or to change the control of the Company;

                 (g) Involuntary Bankruptcy Proceedinqs - a receiver, liquidator, custodian, or trustee of the Company or the General Partner or of any material Property of the Company or the General Partner is appointed by court order and such order remains in effect for more than 60 days; or any of the material Property of the Company or the General Partner is sequestered by court order and such order remains in effect for more than 60 days; or a petition is filed, a case is commenced or relief is ordered against the Company or the General Partner under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution, or liquidation law of any jurisdiction, whether now or hereafter in effect, and is not dismissed within 60 days after such filing, commencement, or relief is ordered against the Company or the General Partner;

                 (h) Voluntary Petitions - the Company or the General Partner files a petition commencing a case in voluntary bankruptcy or seeking relief under any provision of any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution, or liquidation law of any jurisdiction, whether now or hereafter in effect, or consents to the filing of any petition or the commencement of any case against it under any such law, or takes any corporate or partnership action to authorize or effect any of the foregoing;

                 (i) Assignments for Benefit of Creditors, etc. - the Company or the General Partner makes a general assignment for the benefit of its creditors, or fails to pay its debts generally as they become due, or admits in writing its inability to pay its debts generally as they become due, or consents to the appointment of a receiver, trustee, custodian or liquidator of the Company or the General Partner or of all or any part of the Property of any of them, or takes any corporate or partnership action to authorize or effect any of the foregoing;

                 (j) Undischarqed Final Judgments- final judgment or judgments for the payment of money aggregating in excess of $250,000 is or are outstanding against the Company and any one of such judgments has been outstanding for more than 60 days from the date of its entry and has not been discharged in full or stayed; or

                 (k) Discontinuance of Business - the Company discontinues its usual business as described in Section 2.2.

         9.2      Default Remedies.

                 (a) Acceleration. If an Event of Default exists, the holder or holders of more than 33-1/3% in principal amount of the Notes then outstanding (exclusive of Notes then owned by the Company or the General Partner or any of their respective Subsidiaries, Partnerships, Joint Ventures or other Affiliates) may exercise any right, power, or remedy permitted to such holder or holders by law, and shall have, in particular, without limiting the generality of the foregoing, the right to declare the entire principal and all interest accrued on all the Notes then outstanding to be, and such Notes shall thereupon become, forthwith due and payable, without any presentment, demand, protest, or other notice of any kind, all of which are hereby expressly waived. The Company forthwith will pay to the holder or holders of all the Notes then outstanding the entire principal of and interest accrued on the Notes, provided that during the existence of an Event of Default described in Section 9.1(a) or (b) and irrespective of whether the holder or holders of more than 33-1/3% in principal amount of Notes then outstanding have declared all the Notes to be due and payable pursuant to this Section 9.2(a), any holder of Notes that has not consented to any waiver with respect to such Event of Default, at its option by notice in writing to the Company, may declare the Notes then held by such holder to be, and such Notes shall thereupon become, forthwith due and payable together with all interest accrued thereon without any presentment, demand, protest, or other notice of any kind, all of which are hereby expressly waived, and the Company forthwith shall pay to such holder the entire principal of and interest accrued on such Notes.

                 (b) Nonwaiver and Expenses. No course of dealing on the part of any holder of the Notes nor any delay or failure on the part of any holder of the Notes to exercise any right, power, or remedy shall operate as a waiver of such right, power, or remedy or otherwise prejudice such holder's rights, powers, and remedies. If the Company fails to pay when due the principal or interest on any Note, or fails to comply with any other provision of this Agreement, the Notes, or the Mortgages or any other instrument or document securing the payment or performance of the obligations provided for in this Agreement, the Company will pay to the holders of the Notes, to the extent permitted by law, such further amounts as shall be sufficient to cover the cost and expenses, including, without limitation, reasonable attorneys' fees, incurred by such holders in collecting any sums due on the Notes or in otherwise enforcing any of their rights.

         9.3 Annulment of Acceleration of Notes. If a declaration is made pursuant to Section 9.2(a) by any holder or holders of the Notes, then and in every such case, the holders of 66-2/3% in aggregate principal amount of the Notes then outstanding (exclusive of Notes then owned by the Company or the General Partner or any of their respective Subsidiaries, Partnerships, Joint Ventures or other Affiliates) by written instrument filed with the Company, may rescind and annul such declaration, and the consequences thereof, provided that at the time such declaration is annulled and rescinded:

                 (a) no judgment or decree has been entered for the payment of any monies due pursuant to the Notes, the Mortgages or this Agreement;

                 (b) all arrears of interest upon all the Notes, the Mortgages and all other sums payable under the Notes, the Mortgages and this Agreement and any other instrument or document securing the payment or performance of the obligations provided for in this Agreement (except any principal or interest on the Notes that has become due and payable by reason of such declaration under Section 9.2(a)) shall have been duly paid; and

                 (c) each and every other Default and Event of Default shall have been waived pursuant to Section 11.4 or otherwise made good or cured;

and provided further that no such rescission and annulment shall extend to or affect any subsequent Default or Event of Default or impair any right consequent thereon.

         9.4 Recourse and Non-Recourse Matters. It is expressly agreed that neither the Company nor the General Partner shall be personally or individually liable for any Non-Recourse Matters, and holders of any Notes shall neither seek nor take any deficiency or monetary judgment for any Non-Recourse Matters against the Company, the General Partner, or against any Property thereof other than the Collateral or any other Properties covered by any other instruments or documents securing the payment of amounts payable with respect to Non-Recourse Matters, and said holders of the Notes shall look solely to enforcement of the Liens covering said Collateral and Properties for the payment of amounts payable with respect to Non-Recourse Matters; provided, however, that nothing contained in this Section 9.4 shall in any way limit or restrict, or constitute a waiver by you of, your right of recourse and remedy against the Company and the General Partner personally or individually on account of any Recourse Matters. Under no circumstances shall any limited partner of the Company be personally or individually liable on account of its interest as limited partner in the Company for the obligations of the Company undertaken in or pursuant to this Agreement.

SECTION 10. INTERPRETATION OF THIS AGREEMENT

         10.1 Terms Defined. As used in this Agreement, the following terms have the respective meanings set forth below or set forth in the Section following such term:

                 Affiliate - any Person that directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, the Company or the General Partner, as the case may be, or any Subsidiary, Partnership, or Joint Venture of the Company or the General Partner, as the case may be. The term "control" as used in the foregoing sentence means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

                 Business Day - Any day other than a Saturday, Sunday or legal holiday for commercial banks under the laws of the Commonwealth of Massachusetts or the State of Oklahoma or any executive order issued thereunder.

                 Capitalized Lease Obligations - all rental obligations that, under generally accepted accounting principles in effect on the date hereof, are or would be required to be capitalized on the books of the Company or any Subsidiary (including, without limitation, all existing rental obligations that would be required to be so capitalized for calendar or fiscal years beginning after March 31, 1988, and any rentals incurred in connection with issues of "industrial revenue bonds" as defined in section 103(c)(2) and "pollution control bonds" within the meaning of section 103(b)(4)(f) of the Code), in each case taken at the amount thereof accounted for as Indebtedness (net of interest expense) in accordance with such principles.

                 Chattel Paper - "chattel paper" as defined in the Uniform Commercial Code.

                 Closing - Section 1.2.

                 Closing Date - Section 1.2.

                 Code - the Internal Revenue Code of 1986, as amended.

                 Consolidated Debt - with respect to any Person, means, without duplication:

                          (1)     its liabilities for borrowed money;

                          (2) liabilities secured by any Lien existing on Property owned by such Person (regardless of whether such liabilities have been assumed);

                          (3)     liabilities under Capitalized Lease
                 Obligations;

                          (4) any other obligations (other than deferred taxes, gas balancing amounts (regardless or whether current)), and other noncurrent liabilities) that are required by generally accepted accounting principles to be shown as liabilities on its balance sheet and which are payable or remain unpaid more than one year from the creation thereof; and

                          (5) Guaranties (other than those permitted by Section 6.9(a)).

                 Consolidated Net Income - net earnings (or loss) after income taxes of the Company or the General Partner, as the case may be, and its respective Subsidiaries determined on a consolidated basis, but excluding:

                          (1) any gain (or loss) arising from the sale of capital assets (i.e., those assets other than current assets);

                          (2) any gain (or loss) arising from any write-up or write-down of assets;

                          (3) net earnings (or loss) of any such Subsidiary accrued prior to the date it became such a Subsidiary;

                          (4) net earnings (or loss) of any Person, substantially all the assets of which have been acquired by the Company or the General Partner, as the case may be, in any manner, realized by such Person prior to the date of such acquisition;

                          (5) net earnings (or loss) of any Person in which the Company or the General Partner, as the case may be, or any Subsidiary thereof has an equity interest (other than a Subsidiary) unless such net earnings (or loss) shall have actually, been received by the Company or the General
                 Partner, as the case may be, or such Subsidiary in the form of cash distributions;

                          (6) any portion of the net earnings (or loss) of any Subsidiary of the Company or the General Partner, as the case may be, which contractually or legally is unavailable for payment of dividends to the Company or the General Partner, as the case may be, or any other Subsidiary thereof;

                          (7) the net earnings (or loss) of any Person with which the Company or the General Partner, as the case may be, shall have merged, prior to the date of such transaction; and

                          (8) in the case of the General Partner, any gain (or loss) arising from the acquisition of any Securities of the General Partner or any Subsidiary thereof.

                 Contract Operating Agreements - collectively, the Alexander Contract Operating Agreement and the Zilkha Contract Operating Agreement.

                 Contracts - when described as being those of or applicable to any Person, means any and all contracts, agreements, franchises, understandings, arrangements, leases, licenses, registrations, authorizations, easements, servitudes, rights-of-way, mortgages, bonds, notes, guaranties, liens, indebtedness, approvals or other instruments or undertakings to which such Person is a party or to which or by which such Person or the Property of such Person is subject or bound, excluding any Permits.

                 Default - an event or condition the occurrence of which, with the lapse of time or the giving of notice or both, would become an Event of Default.

                 Distribution - in respect of any corporation or other entity means:

                          (1) dividends or other distributions on capital stock or equity interests in such entity; and

                          (2) the redemption or acquisition of such stock or other equity interests or of warrants, rights, or other options to purchase such stock unless made, contemporaneously, from the net proceeds of a sale of such stock or other equity interests.

                 ERISA - the Employee Retirement Income Security Act of 1974, as amended from time to time.

                 ERISA Affiliate - each trade or business (whether or not incorporated) which together with the Company, or its General Partner or any of its or their Subsidiaries, Partnerships or Joint Ventures would be deemed to be a "single employer" within the meaning of
         Section 4001(b)(1) of ERISA or subsections (b), (c), (m) or (o) of
         Section 414 of the Code.

                 ERISA Event - (i) a "Reportable Event" described in Section 4042 of ERISA and the regulations issued thereunder, (ii) the withdrawal of the Company or its General Partner or any of its or their Subsidiaries, Partnerships or Joint Ventures or any ERISA Affiliate from a Plan during a plan year in which it was a "substantial employer" as defined in Section 4001(a)(2) of ERISA,
         (iii) the filing of a notice of intent to terminate a Plan or the treatment of a Plan amendment as a termination under Section 4041 of ERISA, (iv) the institution of proceedings to terminate a Plan by the PBGC, or (v) any other event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan.

                 Event of Default - Section 9.1.

                 First Lien Collateral - that portion of the Collateral in which you have valid, perfected and enforceable first priority security interests, mortgages and liens, in each case subject to no prior or superior Lien other than the Permitted Liens.

                 Governmental Authorities - any state or country (including but not limited to the United States) and any commonwealth, territory or possession thereof and any political subdivision of any of the foregoing, including but not limited to courts, departments, commissions, boards, bureaus, agencies, ministries or other instrumentalities or any official thereof.

                 Guaranty - Section 6.10.

                 Hazardous Materials - (a) any oil, flammable substances, explosives, radioactive materials, hazardous wastes or substances, toxic wastes or substances, or any other materials or pollutants which
         (i) pose a hazard to the lands in which the Oil and Gas Properties are located and the improvements thereon or to persons on or about such lands and improvements, or (ii) cause the lands in which the Oil and Gas Properties are located and the improvements thereon to be in violation of any Hazardous Materials Laws; (b) asbestos, urea formaldehyde foam insulation, transformers or other equipment which contain dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty (50) parts per million; (c) any chemical, material or substance defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous waste," "restricted hazardous waste," or "toxic substances" or words of similar import under any applicable local, state or federal law or under the regulations adopted or publications promulgated pursuant thereto, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Sec. 9601, et. seq.; the Hazardous Materials Transportation Act, as amended 49 U.S.C. Sec. 1801, et. seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Sec. 6901, et. seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. Sec. 1251, et. seq.; and (d) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any Governmental Authority or may or could pose a hazard to the health and safety of persons on or about the aforesaid land and improvements.

                 Hazardous Materials Claims - any and all enforcement, clean-up, removal or other governmental or regulatory actions or orders threatened, instituted or completed pursuant to any Hazardous Materials Laws, together with all claims made or threatened by any third party against the Company or other owners of the Oil and Gas Properties or against the Oil and Gas Properties relating to damage, contribution, cost recovery compensation, loss or injury resulting from any Hazardous Materials.

                 Hazardous Materials Laws-- any federal, state or local laws, ordinances, regulations, or policies relating to the environment, health and safety, any Hazardous Materials (including, without limitation, the use, handling, transportation, production, disposal, discharge or storage thereof) or to industrial hygiene or the environmental conditions on, under or about the Oil and Gas Properties, including, without limitation, soil and groundwater conditions.

                 Indebtedness - all obligations that, in accordance with generally accepted accounting principles, should be classified as liabilities upon a balance sheet, and in any event includes all borrowings and other monetary obligations, whether direct or indirect or a direct or indirect guarantee, it being understood that such term shall not include capital or capital surplus.

                 Institutional Holder - any institutionai investor of recognized standing (including any commercial bank, savings bank, insurance company, pension or retirement fund, bank holding company, or insurance holding company) that shall become a holder of Note.

                 Joint Venture - any joint venture in which the Company or the General Partner or any Subsidiary, Partnership, or other such Joint venture of the Company or the General Partner is a participant; provided, however, that the term "Joint Venture" shall not be deemed to include joint exploration and operating arrangements customary in the oil and gas industry and not intended to create (even if having the legal effect of creating) a partnership, joint venture, or other relationship (other than for income tax purposes) creating joint and several liability on the part of the participants therein.

                 Leqal Requirements - when described as being applicable to any Person, means any and all laws (statutory, judicial or otherwise), ordinances, rules, regulations, judgments, orders, directives, injunctions, writs, decrees or awards of, and any contracts, agreements, franchises, understandings or arrangements with, any Governmental Authority or arbitration board, panel or tribunal, in each case as and to the extent applicable to such Person or such Person's business, operations or properties.

                 Lien - any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on law, statute, or contract (including, without limitation, the security interest lien arising from a mortgage, encumbrance, pledge, conditional sale, or trust receipt or a lease, consignment or bailment for security purposes), and any reservations, exceptions, encroachments, easements, rights-of-way,covenants, conditions, restrictions, leases, defects, irregularities, deficiencies, servitudes, and other title exceptions and encumbrances affecting Property. For the purposes of this Agreement, the Company or the General Partner or any Subsidiary, Partnership, or Joint Venture of either shall be deemed to be the owner of any Property that it has acquired or holds subject to a conditional sale agreement, financing lease, or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person for security purposes.

                 Minerals - oil, gas, other liquid and gaseous hydrocarbons and other minerals, whether similar or dissimilar.

                 Multiemployer Plan - a Plan which is a
         multiemployer plan as defined in Section 3(37) or 4001(a)(3) of ERISA.

                 Net Proceeds - for any period after the Closing Date, the "net revenues from oil and gas production" attributable to the Subject Interests during such period, to the extent and only to the extent related to "proved developed oil and gas reserves," as the foregoing terms in quotation marks are defined in and calculated under the "full-cost method of accounting" and other valuation methods and definitions not inconsistent therewith set forth in Section 210.4-10 of Regulation S-X promulgated by the Securities and Exchange Commission, 17 C.F.R. Section 210.4-10, as amended ("Regulation Section 210.4-10"), Net Proceeds for any given month being computed in accordance with
         Section 8.1(b) hereof; provided that (1) the Management Fee provided for under the Company's Agreement of Limited Partnership shall be included in the costs to be deducted from revenues, and (2) any and all proceeds from the sale or other disposition of any Subject Interests (including but not limited to compensatory damages, awards, insurance or indemnity recovered for damage to, condemnation of, or loss of any Subject Interests), after deducting therefrom the reasonable out-of-pocket costs and expenses incurred in effecting such sale or other disposition, and any and all damages or indemnity recovered from Zilkha or its successors or assigns pursuant to the Purchase Agreement, shall be included in revenues for purposes of calculating the Net Proceeds as described immediately above.

                 Net Worth - as to any Person, the net worth of such Person computed in accordance with generally accepted accounting principles consistently applied.

                 Non-Recourse Matters - any and all breaches or failures to perform of representations, warranties, covenants or agreements of the Company or the General Partner set forth in this Agreement, the Notes or the Mortgages not otherwise included in the definition of Recourse Matters.

                 Notes - Section 1.1.

                 Officers' Certificate - a certificate signed by (1) the Chairman of the Board, the President, or a Vice President of the General Partner, and (2) the Treasurer, an Assistant Treasurer, the Secretary, or an Assistant Secretary of the General Partner.

                 Partnership - any partnership (as defined in the Uniform Partnership Act in effect in any applicable jurisdiction) or limited partnership in which the

         Company or the General Partner or any Subsidiary, Joint Venture or other such Partnership is a partner; provided, however, that the term "Partnership" shall not be deemed to include joint exploration and operating arrangements customary in the oil and gas industry and not intended to create (even if having the legal effect of creating) a partnership, joint venture, or other relationship (other than for income tax purposes) creating joint and several liability on the part of the participants therein, and in the case of the General Partner shall not include the Company.

                 Permits - any and all permits, licenses, consents, approvals, authorizations, legal status, orders or other agreements, franchises, understandings or arrangements under any Legal Requirement or otherwise granted or required by any Governmental Authority.

                 Permitted Liens - with respect to any Property, the Liens permitted for such Property under Section 6.6.

                 Person - an individual, partnership, corporation, trust, unincorporated organization, or other legal entity, or a government or agency or political subdivision thereof.

                 PBGC - the Pension Benefit Guaranty Corporation, or any successor thereto.

                 Plan - any employee pension benefit plan, as defined in
         Section 3(2) of ERISA, which (a) is currently or hereafter sponsored, maintained or contributed to by the Company or any of its Subsidiaries, Partnerships or Joint Ventures or an ERISA Affiliate or
         (b) was at any time during the six calendar years preceding the date of this Agreement, sponsored, maintained or contributed to by the Company or any of its Subsidiaries, Partnerships or Joint Ventures or an ERISA Affiliate.

                 Present Value of Estimated Future Net Revenues - the "Present Value of Estimated Future Net Revenues" from any interest in oil, gas or mineral interests, leases, estates and other Properties to the extent and only to the extent related to "proved developed oil and gas reserves," as the foregoing terms in quotation marks are defined in and calculated under the "full cost method of accounting" and other valuation methods and definitions not inconsistent therewith set forth in Regulation Section 210.4-10.

                 Property or Properties - any interest or interests in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

                 Receivables - Section 2.16.

                 Recourse Matters - any and all of the following matters:

                 (i) any and all material breaches of representations or warranties of the General Partner or the Company set forth in this Agreement, the Notes or the Mortgages other than those set forth in
         Section 2.6 of this Agreement or Section 4.02(a)(i) of the Mortgages,

                 (ii) any and all breaches of representations or warranties of the General Partner or the Company set forth in Section 2.6 of this Agreement or Section 4.02(a)(i) of the Mortgages, provided that the aggregate of all such breaches of said Sections 2.6 and 4.02(a)(i), together with the aggregate of all breaches or other failures to perform of any and all covenants and agreements set forth in Section 6.1, 6.2, 6.3(b), 6.4 through 6.10 or 6.12 through 6.16, causes the aggregate value of the First Lien Collateral to be less than 95 percent of what it would have been in the absence of such breaches or failures to perform, and provided further that this clause (ii) shall not apply with respect to any Oil and Gas Property as to which a title opinion meeting the requirements of Section 6.17(b) has been furnished or is not required to be furnished in accordance with such Section 6.17(b),

                 (iii) any and all breaches or other failures to perform of any and all covenants and agreements set forth in (x) Section 6.1, 6.2, 6.3(b), 6.4 through 6.10 and 6.12 through 6.16, but only as and to the extent that the aggregate of all such breaches and/or failures to perform, together with the aggregate of all breaches of representations and warranties of the General Partner or the Company set forth in Section 2.6 of this Agreement or Section 4.02(a)(i) of the Mortgages, causes the aggregate value of the First Lien Collateral to be less than 95 percent of what it would have otherwise been in the absence of such breaches or failures to perform, (y) Section 6.11 of this Agreement and Section 4.04 of the Mortgages (without regard to any diminution in value of the First Lien Collateral), and (z) Section
         6.17 of this Agreement, as such Section 6.17 is limited by its own terms, and

                 (iv) any and all breaches or other failures to perform of any and all covenants and agreements set forth in
         Section 6.3(a).

                 Registered Notes - Section 1.1.

                 Restricted Investments - all investments, made in cash or by delivery of Property, by the Company or any of its Subsidiaries, Partnerships, or Joint Ventures (x) in any Person, whether by acquisition of stock, indebtedness or other obligation or Security, or by loan, advance or capital contribution, or otherwise, or (y) in any Property (items (x) and (y) herein called "Investments"), except the following:

                          (1) investments in direct obligations of the United States of America, or any agency thereof or obligations guaranteed by the United States of America, provided that such obligations mature within two years from the date of acquisitions thereof; and

                          (2) investments in certificates of deposit maturing within one year from the date of acquisition issued by, and interest-bearing demand deposit accounts maintained at, The Liberty National Bank and Trust Company of Oklahoma City or another bank or trust company that is a member of the Federal Deposit Insurance Corporation and organized under the laws of the United States or any state thereof having comparable or greater capital, surplus and undivided profits.

         Investments shall be valued at cost less any net return of capital through the sale or liquidation thereof or other return of capital thereon.

                 Security - shall have the same meaning as in section 2(1) of the 1933 Act.

                 Subordinated Debt - all Consolidated Debt of the Company or the General Partner, as the case may be, that provides for the subordination of such Consolidated Debt to the Notes.

                 Subsidiary - a corporation, if any, of which the Company or the General Partner, as applicable, owns, directly or indirectly, more than 50% of the Voting Stock.

                 Substantial Part - as used in Sections 6.4 and 6.5 means, when used with respect to consolidated assets of the Company and its Subsidiaries, Partnerships, and Joint Ventures, more than 25% thereof, and when used with respect to Consolidated Net Income for any period, more than 25% thereof for such period. Computations pursuant to
         Section 6.5 shall include dispositions made pursuant to Section 6.4 and computations pursuant to Section 6.4 shall include dispositions made pursuant to Section 6.5.

                 Voting Stock - securities of any class or classes of a corporation the holders of which ordinarily, in the absence of contingencies, are entitled to elect a majority of the corporate directors (or Persons performing similar functions).

                 Wholly-Owned Subsidiary - any Subsidiary, all of the outstanding capital stock (except directors' qualifying shares) of which are owned by the Company or the General Partner, as the case may be, and/or other Wholly-Owned Subsidiaries of the Company or the General Partner, respectively.

                 1933 Act - Section 1.3(b).

         10.2 Accountinq Principles. Except as expressly stated otherwise in this Agreement, where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, this shall be done in accordance with generally accepted accounting principles at the time of effect, to the extent applicable. When any computations are made with respect to Subsidiaries, Partnerships, or Joint Ventures, only the portion attributable to the Company's or the General Partner's, as the case may be, direct or indirect equity interest therein shall be included.

         10.3 Directly or Indirectly. Where any provision in this Agreement refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person, including actions taken by or on behalf of any partnership in which such Person is a general partner.

         10.4 Governing Law. The parties hereto specifically agree that this Agreement and the Notes shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, excluding any conflict-of-law rule or law that might refer same to the laws of another jurisdiction. The parties hereto specifically and non-exclusively submit themselves to the personal jurisdiction of the state and federal courts in the Commonwealth of Massachusetts, in connection with all controversies and disputes arising out of or relating to the effect, interpretation, performance, or breach of this Agreement, and, in that connection, the Company hereby appoints the Secretary of State of the Commonwealth of Massachusetts as its agent for service of process and any actions brought in the state or federal courts in the Commonwealth of Massachusetts, arising out of or relating to the effect, interpretation, performance, or breach of this Agreement.

         10.5 References. All references herein to one gender shall include the others. Unless otherwise expressly provided, all references to "Sections" are to Sections of this Agreement and all references to "Exhibits" are to the exhibits attached hereto, each of which is made a part hereof for all purposes.

SECTION 11. MISCELLANEOUS

         11.1    Notices.

                 (a) Except as otherwise provided in this Agreement or in the Notes, all communications under this Agreement or under the Notes shall be in writing and shall be mailed by first class mail, postage prepaid,

                          (i) if to you, in the manner set forth on Exhibit 4.1, or at such other address in Massachusetts as you have furnished the Company by at least 15 days' prior notice, or

                          (ii) if to the Company, or the General Partner, at Suite 600, Triad Center, 501 Northwest Expressway, Oklahoma City, Oklahoma 73118, Attention: Bob G. Alexander, or at such other address as it may have furnished by at least 15 days' prior notice to you and all other holders of the Notes at the time outstanding.

                 (b) Any notice so addressed and mailed by registered or certified mail shall be deemed to be given when so mailed.

         11.2 Survival. All warranties, representations, and covenants made by the Company herein or on any certificate or other instrument delivered by it under this Agreement shall be considered to have been relied upon by you and shall survive the delivery to you of the Notes and the Warrant regardless of any investigation made by you or on your behalf. All statements in any such certificate or other instrument shall constitute warranties and representations by the Company hereunder.

         11.3 Successors and Assigns. The Company may not assign any of its rights or delegate any of its duties to any Person without your prior written consent. Except as expressly set forth in Section 5 and this Section 11.3, this Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties, and the provisions of this Agreement are intended to be for the benefit of all holders, from time to time, of the Notes, and shall be enforceable by any such holder, regardless of whether an express assignment to such holder of rights under this Agreement has been made by you or your successor or assign.

         11.4    Amendment and Waiver.

                 (a) This Agreement may be amended, and the observance of any term of this Agreement may be waived, with (and only with) the written consent of the Company and the holders of at least 66-2/3% in aggregate principal amount of the Notes at the time outstanding (exclusive of Notes then owned by the Company, the General Partner or any of their respective Subsidiaries, Partnerships, Joint Ventures, and Affiliates); provided, however, that no such amendment or waiver of any of the provisions of Sections 1 through 4 shall be effective as to you unless consented to by you in writing; and provided further that without the written consent of the holders of all the Notes at the time outstanding, no such amendment or waiver shall (i) subject to
         Section 9.3, change the amount or time of any payment of principal or the rate or time of payment of interest, (ii) amend Section 9, or
         (iii) amend this Section 11.4.

                 (b) So long as any outstanding Notes are owned by you, the Company shall not solicit, request, or negotiate for or with respect to any proposed waiver or amendment of any of the provisions of this Agreement or the Notes unless each holder of the Notes (irrespective of the amount of Notes then owned by it) shall be informed thereof by the Company and shall be afforded the opportunity of considering the same and shall be supplied by the Company with sufficient information to enable it to make an informed decision with respect thereto. Executed or true and correct copies of any waiver or consent effected pursuant to the provisions of this Section 11.4 shall be delivered by the Company to each holder of outstanding Notes forthwith following the date on which the same shall have been executed and delivered by the holder or holders of the requisite percentage of outstanding Notes. The Company shall not, directly or indirectly, pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee, or otherwise, to any holder of the Notes as consideration for or as an inducement to entering into by any holder of the Notes of any waiver or amendment of any of the terms and provisions of this Agreement unless such remuneration is concurrently paid, on the same terms, ratably to the holders of all of the Notes then outstanding.

                 (c) Any such amendment or waiver shall apply equally to all the holders of the Notes and shall be binding upon each future holder of any Note and upon the Company regardless of whether such Note shall have been marked to indicate such amendment or waiver. No such amendment or waiver shall extend to or affect any obligation not expressly amended or waived or impair any right consequent thereon.

         11.5 Knowledge. Any statement in this Agreement that is expressed in terms of the knowledge of the Company or the General Partner or any Subsidiary, Partnership, or Joint Venture is intended to and shall be deemed to mean the actual knowledge of the officers, directors, or managerial personnel of such Person with respect to the matter in question, and the knowledge that any of such officers, directors or managerial personnel would obtain after making due investigation into the matter in question.

         11.6 Multiple Counterparts. Two or more counterparts of this Agreement may be signed by the parties, each of which shall be an original but all of which together shall constitute one and the same instrument.

         If this Agreement is satisfactory to you, please so indicate by signing the acceptance at the foot of a counterpart of this Agreement and return such counterpart to the Company, whereupon this Agreement will become binding between us in accordance with its terms effective as of April 25, 1989.

                                          Very truly yours,

                                          AEJH 1989 LIMITED PARTNERSHIP

                                          By:  Alexander Energy Corporation,
                                               General Partner

                                               By: /s/ BOB G. ALEXANDER
                                                   ---------------------------
                                               Name: Bob G. Alexander
                                                     -------------------------
                                               Title: President
                                                      ------------------------

         The General Partner joins in this Note Agreement for the purposes of the representations and warranties in Section 2 hereof and to covenant and agree, for the benefit of all holders of the Notes, to do the things it agrees to do or the Company has agreed to cause it to do.

                                          ALEXANDER ENERGY CORPORATION


                                               By: /s/ BOB G. ALEXANDER
                                                   ---------------------------
                                               Name: Bob G. Alexander
                                                     -------------------------
                                               Title: President
                                                      ------------------------

ACCEPTED:

JOHN HANCOCK MUTUAL LIFE
   INSURANCE COMPANY


By: /s/ WILLIAM A. KINSLEY
    ----------------------------
Name: WILLIAM A. KINSLEY
      --------------------------
Title: Senior Investment Officer
       -------------------------

                                EXHIBIT 1.1 (vi)

                          10-1/2% SENIOR SECURED NOTE

$____________                Boston, Massachusetts                April 25, 1989


         FOR VALUE RECEIVED, AEJH 1989 Limited Partnership, a Delaware limited partnership ("the Company"), promises and agrees to pay to JOHN HANCOCK MUTUAL LIFE INSURANCE COMPANY, a Massachusetts mutual life insurance company, or its registered assign ("Holder") at The First National Bank of Boston, 100 Federal Street, Boston, Massachusetts (or such other place as Holder may designate from time to time on at least 10 days' notice to the Company), in coin or currency of the United States of America that at the time of payment is legal tender for the payment of public and private debts, the principal sum of ____ AND ____ /100THS DOLLARS ($_____), and to pay interest on the unpaid principal balance thereof from the date of this Note at the rate of 10-1/2% per annum, such interest to be payable monthly in arrears on the first Business Day of each calendar month and continuing until the entire principal balance thereof is paid, with the final interest payment being due and payable upon maturity of this Note. The rate of interest set forth above shall be computed on the basis of a 365-day or 366-day year, as the case may be. This Note, together with all accrued unpaid interest, shall be paid December 31, 1999, provided, however, that mandatory prepayments of principal shall be due and payable as follows. Subject to and in accordance with the provisions of the Note Agreement, the Company shall prepay principal on this Note on the first Business Day of each calendar month in an amount equal to the proportion that the amount of principal outstanding under this Note bears to the aggregate of all outstanding principal under all Notes of an amount equal to (1) 80.75% of the Net Proceeds for the second preceding calendar month, minus (2) interest accrued on all Notes as of and payable on such prepayment date.

         Each payment made by the Company under this Note shall be made in federal or other immediately available funds before 12:00 noon, Boston time, on the date that such payment or prepayment is required to be made. Any payment received and accepted by Holder after such time shall be considered for all purposes (including the calculation of interest, to the extent permitted by law) as having been made on the next following Business Day.

         If the date for any payment hereunder falls on a day that is not a Business Day, then for all purposes of this Note the same shall be deemed to have fallen on the next preceding Business Day.

         The Company and each co-maker, guarantor, accommodation party, endorser, or other person or entity liable for the payment or collection of this Note expressly waive demand and presentment for payment, notice of nonpayment, protest, notice of protest, notice of dishonor, bringing of suit and diligence in taking any action to collect amounts called for hereunder and in the handling of property at any time existing as security in connection herewith, and shall be directly and primarily liable for the payment of all sums owing and to be owing hereon, regardless of and without any notice, diligence, act or omission as or with respect to the collection of any amount called for hereunder or in connection with any right, lien, interest or property at any and all times had or existing as security for any amount called for hereunder.

         This Note is issued pursuant to and is entitled to the benefits of a certain Note Agreement entered into among the Company, Alexander Energy Corporation, an Oklahoma corporation, and John Hancock Mutual Life Insurance Company, dated as of April 25, 1989 (the "Note Agreement"). Unless otherwise defined herein or the context otherwise requires, each term used herein with its initial letter capitalized has the meaning given to such term in the Note Agreement. This Note is subject to prepayment as specified in, and the Company agrees to make prepayments of principal on the dates and in the amounts as required by, the Note Agreement, but except for the mandatory prepayments described herein and therein, this Note may not be prepaid in whole or in part at any time. In case an Event of Default shall occur and be continuing, the principal of this Note and all accrued but unpaid interest thereon and premium, if any, may be declared due and payable in the manner and with the effect provided in the Note Agreement. Reference is made to said Note Agreement for provisions regarding acceleration, additional mandatory prepayments, payment of attorneys' fees, disbursements, expenses, and all other purposes.

         Payment of this Note is secured by certain Mortgages dated April 25, 1989, and executed by the Company in favor of the holders of the Notes (including this Note) and granting a mortgage, lien and security interest in certain Collateral.

         This Note is a registered note, and, as provided in the Note Agreement, is transferable on the note register of the Company upon notice to the Company accompanied by a written instrument of transfer reasonably satisfactory to the Company duly executed by, or on behalf of, the registered holder hereof. The Company may treat the person whose name appears in the note register as the owner hereof for the purpose of receiving payment as herein provided.

         It is expressly stipulated and agreed to be the intention of Holder and the Company to comply at all times with applicable laws governing the maximum rate or amount of interest payable on or in connection with this Note. Accordingly, if any of the transactions contemplated hereby would be usurious under applicable law now or hereafter governing the interest payable hereunder (including applicable United States federal law or applicable state law, to the extent not preempted by United States federal law), then, in that event, notwithstanding anything to the contrary in this Note or any other agreement entered into in connection with or as security for this Note, it is agreed as follows: (x) the aggregate of all consideration that constitutes interest under applicable law that is contracted for, charged, taken, reserved, or received under this Note or under any of the other aforesaid agreements or otherwise in connection with this Note under no circumstances shall exceed the maximum amount of interest allowed by applicable law, and any excess shall be credited on this Note by the holder thereof (or if such Note shall have been paid in full, refunded to the Company); and (y) in the event that maturity of this Note is accelerated by reason of an election by the holder thereof resulting from any default hereunder or otherwise, or in the event of any required or permitted prepayment or conversion, then such consideration that constitutes interest may never include more than the maximum amount allowed by applicable law, and excess interest, if any, provided for in this Note or otherwise shall be cancelled automatically as of the date of such acceleration or prepayment and, if theretofore prepaid, shall be credited on this Note (or if this Note shall have been paid in full, refunded to the Company), and the provisions of this Note and any other agreements entered into in connection with or as security for such Note shall immediately be deemed reformed and the amounts thereafter collectible hereunder and thereunder reduced accordingly, without the necessity of the execution of any new document, so as to comply with the then applicable law. Determination of the rate of interest for purposes of determining whether this transaction is usurious under any applicable laws, to the full extent permitted by applicable law, shall be made by amortizing, prorating, allocating, and spreading throughout the full stated term hereof until payments in full, all sums at any time contracted for, charged, taken, reserved or received from the Company for the use, forbearance or detention of money in connection herewith.

         This Note has been made in Boston, Massachusetts, and the Company and Holder agree that this Note shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, excluding any conflict-of-law rule or law that might refer same to the laws of another jurisdiction. The Company and Holder specifically and nonexclusively submit themselves to the personal jurisdiction of the state and federal courts in the Commonwealth of Massachusetts, in connection with all controversies and disputes arising out of or relating to the effect, interpretation, performance, or breach of this Note, and, in that connection, the Company hereby appoints the Secretary of State of the Commonwealth of Massachusetts as its agent for service of process and any actions brought in the state of federal courts in the Commonwealth of Massachusetts, arising out of or relating to the effect, interpretation, performance, or breach of this Note.

         The rights, powers and remedies permitted to any Holder of this Note who is either the Company or the General Partner or any of their respective Subsidiaries, Partnerships, Joint Ventures or other Affiliates are subject to certain limitations and restrictions as and to the extent set forth in the Note Agreement, and reference is hereby made to such limitations and restrictions for all purposes.

         It is expressly agreed that neither the Company nor the General Partner shall be personally or individually liable for any Non-Recourse Matters, and the holder of this Note shall neither seek nor take any deficiency or monetary judgment for any Non-Recourse Matters against the Company, the General Partner or against any Property other than the Collateral or any other Properties covered by any other instruments or documents securing the payment of amounts with respect to Non-Recourse Matters, and said holder of this Note shall look solely to enforcement of the Liens covering said Collateral and Properties for the payment of amounts with respect to Non-Recourse Matters; provided, however, that nothing contained in this Note shall in any way limit or restrict, or constitute a waiver by any Holder of such Holder's right of recourse and remedy against the Company and the General Partner personally or individually on account of any Recourse Matters. Under no circumstances shall any limited partner of the Company be liable on account of its interest as limited partner in the Company for the obligations of the Company undertaken in or pursuant to this Note.

                                          AEJH 1989 LIMITED PARTNERSHIP

                                          By:  ALEXANDER ENERGY CORPORATION,
                                               General Partner

                                               By:____________________________
                                               Name:__________________________
                                               Title:_________________________